Exhibit 99.1

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis presents the factors that had a material effect on AMO’s results of operations and cash flows during each of the three years in the period ended December 31, 2005, and the Company’s financial position at that date. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risk and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section entitled “Risk Factors.” This discussion and analysis should be read in conjunction with the historical consolidated financial statements of AMO and related notes thereto included elsewhere in this Form 10-K.

Overview

We are a global leader in the development, manufacture and marketing of medical devices for the eye. Effective January 1, 2006, our reportable segments are represented by our three business units: cataract/implant, laser vision correction (LVC) and eye care. Previously, our reportable segments were based on geographic regions which comprised the Americas, which included North and South America, Europe/Africa/Middle East, Japan and Asia Pacific, which excluded Japan and included New Zealand and Australia. Sales and operating results for 2005, 2004 and 2003 have been conformed to reflect the change in presentation of reportable segments. Our cataract/implant business focuses on the four key products required for cataract surgery – foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. Our LVC business markets laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. Our eye care business provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners, contact lens rewetting drops, and in Europe and Asia, contact lenses.

We have operations in approximately 20 countries and sell our products in approximately 60 countries in the following four regions:

•	Americas (North and South America);

•	Europe, Africa and Middle East;

•	Japan; and

•	Asia Pacific (excluding Japan, but including Australia and New Zealand).

Product Rationalization and Repositioning Plan

On October 31, 2005, our Board of Directors approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan also includes organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these product lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with our strategy and strategic business unit organization. A substantial portion of expected operating cost benefits will result from reductions in force and associated annualized employee compensation of approximately $14.2 million.

The plan further calls for increasing our investment in key growth opportunities, specifically our refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives.

In the fourth quarter of 2005, we incurred $42.3 million of pre-tax charges, which included $12.6 million for inventory related charges included in cost of sales and $29.7 million included in operating expenses for severance, relocation and other one-time termination benefits of $14.0 million, asset write-downs of $9.2 million, contractual obligations of $2.7 million and accelerated productivity and brand repositioning costs of $3.8 million. We expect to incur an additional $28 million to $38 million of charges in the first half of 2006, which will be recognized as the services are performed and actions occur. The total charges that are expected to be incurred are within the range previously announced.

Certain foreign jurisdictions have laws and regulations which require consultations and negotiations with works councils, labor organizations and local authorities. The outcome of these discussions will determine, in part, the restructuring steps to be implemented and the associated cost. Therefore, the final costs of the business repositioning plan may be significantly different from our initial estimates.

Acquisition of VISX, Incorporated

On May 27, 2005, pursuant to the Agreement and Plan of Merger (Merger Agreement), dated as of November 9, 2004, as amended, by and among Advanced Medical Optics, Inc. (AMO), Vault Merger Corporation, a wholly owned subsidiary of AMO, and VISX, Incorporated (VISX), we completed our acquisition of VISX, for total consideration of approximately $1.38 billion, consisting of approximately 27.8 million shares of AMO common stock, the fair value of VISX stock options converted to AMO stock options and approximately $176.2 million in cash (VISX Acquisition). VISX products include the VISX STAR Excimer Laser System, the VISX WaveScan System and VISX treatment cards.

The VISX Acquisition has been accounted for as a purchase business combination. Under the purchase method of accounting, the assets acquired and liabilities assumed were recorded at the date of acquisition at their respective fair values. Our reported financial position and results of operations after May 27, 2005 include VISX and the impact of purchase accounting. Purchase accounting applied to the VISX Acquisition resulted in a non-cash in-process research and development charge of $488.5 million in the year ended December 31, 2005.

Acquisition of Pfizer Inc. Surgical Ophthalmic Business

On June 26, 2004, we completed the acquisition of the Pfizer Inc. surgical ophthalmic business for $450 million in cash (Pfizer Acquisition). We acquired ophthalmic surgical products and certain manufacturing and research and development facilities located in Uppsala, Sweden, Groningen, Netherlands and Bangalore, India. The products acquired include the Healon line of viscoelastic products used in ocular surgery, the CeeOn and Tecnis intraocular lenses and the Baerveldt glaucoma shunt.

The Pfizer Acquisition has been accounted for as a purchase business combination. Our reported financial position and results of operations after June 26, 2004 include Pfizer and the impact of purchase accounting. Purchase accounting applied to the Pfizer Acquisition resulted in charges in the year ended December 31, 2004, including an in-process research and development charge of $28.1 million and incremental cost of sales of $28.1 million from the sale of acquired inventory adjusted to fair value. During 2004, we also incurred other acquisition-related charges totaling approximately $11.6 million as we integrated the Pfizer surgical ophthalmic business and eliminated duplicative functions.

Separation from Allergan

Allergan spun-off its existing optical medical device business by contributing all of the assets related to the two business lines that comprise the optical medical device business to us and distributing all of our outstanding shares of common stock to its stockholders. We had no material assets, liabilities or activities as a separate corporate entity until Allergan’s contribution to us of the optical medical device business. The contribution of assets and distribution to Allergan stockholders was completed on June 29, 2002. As a result of the spin-off, we are an independent public company and Allergan no longer maintains any stock ownership in us.

Prior to the spin-off, we entered into several agreements with Allergan in connection with, among other things, transitional services, employee matters, manufacturing and tax sharing.

Under the manufacturing agreement, which ended on June 29, 2005, Allergan manufactured certain of our eye care products and VITRAX viscoelastics from the date of the spin-off. We purchased these products from Allergan at a price equal to Allergan’s fully allocated costs plus 10%. During 2005, 2004 and 2003, we purchased $41.9 million, $89.3 million and $77.0 million, respectively, of product from Allergan. On an annual basis, a pricing “true up” calculation was performed during the first calendar quarter after the end of each year. This “true up” calculation was based on the actual volume of products shipped by Allergan to us during the preceding year versus the forecasted volume submitted by us that was used to calculate the invoiced prices. During the year, we periodically reviewed the volume of purchases and accrued for estimated shortfalls, if any. In October 2005, we received $0.8 million from Allergan for the final “true up” calculation for the last six months of the agreement. In March 2005, we made a payment of $0.2 million to Allergan based upon the “true up” calculation for the year ended December 31, 2004. In March 2004, we made a payment of $0.2 million to Allergan based upon the “true up” calculation for the year ended December 31, 2003. These payments have been recorded as an increase/decrease to cost of sales in the accompanying consolidated statements of operations.

The tax sharing agreement governs Allergan’s and our respective rights, responsibilities and obligations with respect to taxes for any tax period ending before, on or after the spin-off. Generally, Allergan is liable for all pre-spin-off taxes except for pre-spin-off taxes attributable to our business for 2002. In addition, the tax sharing agreement provides that Allergan is liable for taxes that are incurred as a result of restructuring activities undertaken to effectuate the spin-off. During 2005, we realized final adjustments to accrued, pre-spin-off taxes attributable to our business and payable to Allergan pursuant to this agreement. These adjustments included a $1.4 million benefit from the resolution of a discrete item in the third quarter of 2005, which was recorded in the income tax provision.

Critical Accounting Policies and Estimates

Revenue Recognition and Accounts Receivable

Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectibility is reasonably assured. We record revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer, with the exception of intraocular lenses distributed on a consignment basis, which is upon notification of implantation in a patient. We recognize license fees and revenues from the sale of treatment cards to direct customers when we ship the treatment cards as we have no continuing obligations or involvement subsequent to shipment.

Some customers finance the purchase or rental of their VISX equipment directly from us over periods ranging from one to three years. These financing agreements are classified as either rental or operating leases or sales type leases as prescribed by Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” Under sales type leases, system revenues are recognized based on the net present value of the expected cash flow after installation to direct customers in the United States and Japan or after shipment to international distributors. Under rental or operating lease arrangements, rental revenue is recognized over the term of the agreement.

We generally permit returns of product if such product is returned in a timely matter, in good condition, and through the normal channels of distribution. However, we do not accept returns of treatment cards and we do not provide rights of return or exchange, price protection or stock rotation rights to any of our VISX product distributors. Return policies in certain international markets can be more stringent and are based on the terms of contractual agreements with the customers. Allowances for returns are provided for based upon an analysis of our historical patterns of returns matched against the sales from which they originated. To date, historical product returns have been within our estimates.

When we recognize revenue from the sale of our products, certain allowances known and estimable at time of sale are recorded as a reduction to sales. These items include cash discounts, allowances and rebates. These items are reflected as a reduction to accounts receivable to the extent the customer will or is expected to reduce its payment on the related invoice amounts. In addition, certain items such as rebates provided to customers that meet certain buying targets are paid to the customer subsequent to customer payment. Thus, such amounts are recorded as accrued liabilities. These provisions are estimated based on historical payment experience, historical relationship to revenues and estimated customer inventory levels. If the historical data and inventory estimates used to calculate these provisions do not properly reflect future activity, our financial position, results of operations and cash flows could be impacted. To date, historical sales allowances have been within our estimates.

The allowance for doubtful accounts is determined by analyzing specific customer accounts and assessing the risk of uncollectibility based on insolvency, disputes or other collection issues. In addition, we routinely analyze the different aging categories and establish allowances based on the length of time receivables are past due.

Inventories

Inventories are valued at the lower of first-in, first-out cost or market. On a regular basis, we evaluate inventory balances for excess quantities and obsolescence by analyzing estimated demand, inventory on hand, sales levels and other information. Based on these evaluations, inventory balances are reduced, if necessary.

Goodwill and Long-Lived Assets

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, whereby goodwill is no longer amortized, but instead is subject to a periodic impairment review performed during the second quarter of each fiscal year. In a business combination, goodwill is allocated to our various reporting units based on relative fair value of the assets acquired and liabilities assumed. We review the recoverability of goodwill by comparing each unit’s fair value to the net book value of its assets. If the book value of the reporting unit’s assets exceeds its fair value, the goodwill is written down to its implied fair value.

Additionally, we review the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. If it is determined such indicators are present and the review indicates goodwill will not be fully recoverable, based upon discounted estimated cash flows, the carrying value is reduced to implied fair value.

In the second quarters of 2005, 2004 and 2003, we performed the annual impairment tests of goodwill, and no impairment was indicated based on these tests.

In accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets”, we assess potential impairment to our long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If required, an impairment loss is recognized as the difference between the carrying value and the fair value of the assets.

Income Taxes

We account for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized.

We record a liability for potential tax assessments based on our estimate of the potential exposure. New laws and new interpretations of laws and rulings by tax authorities may affect the liability for potential tax assessments. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from estimates. To the extent our estimates differ from actual payments or assessments, income tax expense is adjusted. Our income tax returns in several locations are being examined by the local taxation authorities. Management believes that adequate amounts of tax and related interest, if any, have been provided for any adjustments that may result from these examinations.

Stock-Based Compensation

We measure stock-based compensation for option grants to employees and members of the board of directors using the intrinsic value method. The fair value of each option grant for determining the pro forma disclosure impact of stock-based compensation expense is estimated on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions. These assumptions consist of expected dividend yield, expected volatility, expected life, and risk-free interest rate. If the assumptions used to calculate the value of each option grant do not properly reflect future activity, the weighted average fair value of our grants could be impacted. Beginning in the first quarter of 2006, we will measure stock-based compensation using the fair value method under revised Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” issued by the Financial Accounting Standards Board in December 2004. See “New Accounting Standards” section for further discussion.

Under the 2005 Incentive Compensation Plan as approved in the special meeting of stockholders on May 26, 2005, we granted restricted stock to employees and members of the board of directors during the year ended December 31, 2005. Restricted stock awards are valued based on the market price of a share of non-restricted stock on the grant date and compensation expense is recognized over the vesting period of the restricted stock.

Acquired In-Process Research and Development

Costs to acquire in-process research and development (IPR&D) projects and technologies which have no alternative future use and which have not reached technological feasibility at the date of acquisition are expensed as incurred. The fair value of IPR&D projects and technologies is estimated based upon management’s assumptions such as projected regulatory approval dates, estimated future revenues and cost of goods sold of the products under development and expected sales and marketing costs. The major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary from the estimated results.

Comparing Fiscal Years Ended December 31, 2005, 2004 and 2003

The following table presents net sales and operating income by operating segment for 2005, 2004 and 2003:

	Net Sales			Operating Income
(In thousands)	2005	2004	2003	2005	2004	2003
Cataract/Implant	$497,075	$413,422	$306,508	$212,879	$122,267	$65,544
Laser Vision Correction	122,731	—	—	66,375	—	—
Eye Care	300,867	328,677	294,945	106,023	130,008	114,861

Total operating segments	$920,673	$742,099	$601,453	$385,277	$252,275	$180,405

Net sales. Net sales for 2005 increased by $178.6 million, or 24.1%, to $920.7 million in 2005 from $742.1 million in 2004. The increase in 2005 was primarily the result of sales of products acquired in the VISX Acquisition in 2005 and the full year impact of the purchase of the Pfizer ophthalmic surgical business in June 2004, as well as increased sales of technologically advanced products due to continued market acceptance. Net sales of acquired VISX products, included in the LVC segment, approximated $111.1 million in 2005. Net sales of acquired Pfizer ophthalmic surgical products, included in the cataract/implant segment, were $168.4 million in 2005 and $75.8 million in 2004. These increases were partially offset by declines in our older non-promoted and discontinued products and eye care sales in Japan and Europe.

Net sales from our cataract/implant segment increased by 20.2% in 2005 compared with 2004. This increase was driven largely by net sales of acquired Pfizer ophthalmic surgical products described above and increased sales of our branded promoted products, including the Healon family of viscoelastics, Tecnis and ReZoom intraocular lenses, and increased sales of Sensar intraocular lenses and phacoemulsification products. Net sales were negatively impacted by decreased sales of non-promoted older-technology intraocular lenses and non-promoted viscoelastics. We believe that global sales of cataract/implant products will continue to grow due to sales of acquired products, including the Healon family of viscoelastics, the Tecnis intraocular lens, the Baerveldt glaucoma shunt, and increased sales of our Sensar and ReZoom intraocular lenses. We expect the growth to be partially offset by decreased sales of our older intraocular lenses as we continue our strategy of promoting our higher-technology intraocular lenses, Tecnis, Sensar and ReZoom.

Net sales from our LVC segment in 2005 primarily comprised products from the VISX acquisition. Microkeratomes comprised the remaining portion of LVC net sales in 2005. Sales of microkeratomes are included in the cataract/implant segment in 2004 and 2003 and were not significant.

Net sales from our eye care segment decreased by 8.5% in 2005 compared with 2004 primarily due to decreased sales of hydrogen peroxide-based products, principally in Europe and Japan, where the migration to single-bottle cleaning regimens continues, and decreased sales of multipurpose solutions in Japan due to an increase in the market for daily disposable lenses. The favorable impact from foreign currency fluctuations during the first nine months of 2005 were offset by a negative impact in the fourth quarter of 2005.

As part of our product rationalization and repositioning plan to maximize our competitive advantage as the global refractive leader and improve the global penetration of our core cataract, refractive and eye care brands, we have discontinued a variety of non-strategic cataract surgical and eye care products that lack critical revenue mass, have experienced steadily declining sales trends and/or have generated relatively unattractive margins. We expect the growth of our promoted products to offset the revenue decline related to these discontinued products.

The net unfavorable impact on net sales from foreign currency fluctuations in all geographic regions was $0.2 million in 2005. The favorable impact from foreign currency fluctuations during the first nine months of 2005 were offset by a negative impact in the fourth quarter of 2005. Our net sales and earnings in future periods may be negatively impacted during times of a strengthening U.S. dollar. Net sales in the Americas include the favorable impact of foreign currency fluctuations of $2.3 million in 2005 primarily due to currencies in Canada and Latin America. Net sales in Europe/Africa/Middle East include the unfavorable impact of foreign currency fluctuations of $1.0 million primarily due to the strengthening of the U.S. dollar versus the euro in 2005. Net sales in Japan include the unfavorable impact of foreign currency fluctuations of $ 3.2 million resulting from the strengthening of the U.S. dollar versus the Japanese yen in 2005. Net sales in Asia Pacific include the favorable impact of foreign currency fluctuations of $1.7 million in 2005.

Net sales in the U.S. represented 32.9%, 25.2%, and 25.5% of total net sales in 2005, 2004 and 2003, respectively. Additionally, sales in Japan represented 18.9%, 25.8%, and 27.3% of total net sales in 2005, 2004 and 2003, respectively. No other country, or any single customer, generated over 10% of total net sales in any of these years.

Net sales increased by 23.4% in 2004 compared with 2003. The increase in 2004 was the result of sales of products acquired in the Pfizer Acquisition, sales gains of existing products in both operating segments and favorable foreign currency changes. Net sales of acquired Pfizer products approximated $75.8 million.

Net sales in our cataract/implant segment increased by 34.9% in 2004 compared with 2003 primarily due to sales of acquired Pfizer products, including the Healon family of viscoelastics and the Tecnis and CeeOn intraocular lenses, and increased sales of Sensar intraocular lenses and phacoemulsification products and favorable currency changes. Foreign currency fluctuations in 2004 increased international cataract/implant sales by $19.2 million, or 6.3%, as compared to average rates in effect in 2003.

Net sales in our eye care segment increased by 11.4% in 2004 compared with 2003 primarily due to an increase in sales of Complete branded products and hydrogen peroxide-based products and favorable currency changes. Foreign currency fluctuations in 2004 increased international eye care sales by $18.3 million, or 6.2%, as compared to average rates in effect in 2003.

Foreign currency fluctuations increased net sales by $37.5 million in 2004, or 6.2%, as compared to average rates in effect in 2003. Net sales in the Americas include the favorable impact of foreign currency fluctuations of $1.6 million due to currencies in Canada and Latin America. Net sales in Europe/Africa/Middle East include the favorable impact of foreign currency fluctuations of $22.0 million primarily due to the strengthening of the euro versus the U.S. dollar. Net sales in Japan include the favorable impact of foreign currency fluctuations of $11.8 million resulting from the strengthening of the Japanese yen versus the U.S. dollar. Net sales in Asia Pacific include the favorable impact of foreign currency fluctuations of $2.1 million.

Income and expenses. The following table sets forth certain statement of operations items as a percentage of net sales:

	Year Ended December 31,
	2005	2004	2003
Net sales	100.0%	100.0%	100.0%
Cost of sales	38.4	41.3	37.9

Gross margin	61.6	58.7	62.1
Other operating costs and expenses:
Selling, general and administrative	43.1	44.4	46.0
Research and development	6.7	6.1	6.2
In-process research and development	53.3	3.8	—
Business repositioning	3.2	—	—

Operating income (loss)	(44.7)	4.4	9.9
Interest expense	3.2	3.6	4.0
Unrealized (gain) loss on derivative instruments	(0.3)	—	—
Other non-operating expense, net	0.2	17.1	3.0

Earnings (loss) before income taxes	(47.8)%	(16.3)%	2.9%

Net earnings (loss)	(49.2)%	(17.4)%	1.7%

Gross margin. Our gross margin percentage increased as a percentage of net sales by 2.9 percentage points to 61.6% in 2005 from 58.7% in 2004. The increase in gross margin was largely driven by sales growth in the higher margin Healon family of viscoelastics and sales of acquired VISX products. Gross profit for 2005 included a fourth quarter charge of $12.6 million, or a 1.4 percentage point impact on gross margin percentage, for inventory provisions associated with our product rationalization and business repositioning plan. Gross profit for 2005 was also negatively impacted by a $3.5 million charge, or a 0.4 percentage point impact, associated with manufacturing productivity improvements and integration related costs. Our gross margin percentage decreased as a percent of net sales by 3.4 percentage points to 58.7% in 2004 from 62.1% in 2003. Gross profit for 2004 included a charge of $28.1 million, or 3.8 percentage point impact on gross margin percentage, for manufacturing profit capitalized in inventory and expensed related to the Pfizer Acquisition. In addition, pre-production costs incurred at our manufacturing facility in Madrid, Spain, costs incurred for expansion of our manufacturing facility in Hangzhou, China, and higher costs of product supplied by Allergan contributed to the gross margin percentage decrease, which was partially offset by sales growth in the higher margin Complete branded line of eye care products and sales of the Healon family of viscoelastics.

Selling, general and administrative. Selling, general and administrative expenses as a percentage of net sales was 43.1% in 2005, compared to 44.4% in 2004. Selling, general and administrative expenses in 2005 include approximately $14.6 million in acquisition and integration-related charges and amortization expense of $26.7 million related to acquired intangible assets. Selling, general and administrative expenses in 2005 also include an $8.6 million charge associated with the termination of a distributor agreement in India that we had with our former parent, Allergan. In addition, selling, general and administrative expenses in 2005 were impacted by selling costs associated with acquired VISX products of $16.2 million. Selling, general and administrative expenses decreased as a percent of net sales by 1.6 percentage points to 44.4 % in 2004 from 46.0% in 2003. Selling, general and administrative expenses for 2004 include an aggregate $2.3 million charge to terminate a distributor contract following the decision to move to a direct sales model in Belgium as a result of the Pfizer Acquisition and severance paid to AMO employees considered redundant upon completion of the Pfizer Acquisition. Amortization of intangible assets was $5.6 million related to the acquired Pfizer intangible assets in 2004. Amortization of intangible assets was $0.1 million in 2003. In 2004, selling, general and administrative expenses also include an additional $9.3 million in acquisition integration-related charges.

Research and development. Research and development expenditures as a percentage of net sales in 2005 increased slightly as compared to 2004 and as a percentage of net sales remained relatively constant in 2004 as compared to 2003. Our research and development strategy is to develop proprietary products for vision correction that are safe and effective and address unmet needs. During 2005, we obtained FDA approval and launched the ReZoom Multifocal intraocular lens and the Tecnis Acrylic lens, a wavefront-designed monofocal intraocular lens . We are currently focusing on new advancements that build on our Tecnis, Healon and WhiteStar technology, corneal and lens-based solutions to presbyopia and dry eye products.

In-process research and development. In 2005, we incurred an in-process research and development (IPR&D) charge of $488.5 million related to the VISX Acquisition. This charge represented the estimated fair value of projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. The Company recorded $449.2 million of this amount in the second quarter of 2005 and $39.3 million in the third quarter of 2005. The additional charge in the third quarter of 2005 resulted primarily from the completion of the IPR&D valuation. The fair value assigned to IPR&D comprised the following projects: High Myopia for CustomVue - $14.7 million, Excimer Laser Improvements - $56.2 million and Presbyopia - $417.6 million. The fair value of these projects was determined by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to these projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects ranged from 19.0 to 21.0 percent. High myopia for CustomVue was forecasted to be approved for sale in the U.S. in late 2005. FDA approval was received in September 2005. A procedure to treat presbyopia is forecasted to be approved for sale in the U.S. in late 2006. Additional research and development expenses needed prior to expected FDA approval for these procedures are expected to range from $4 million to $6 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S. Additional research and development expenses in the range of $8 million to $10 million represent management’s best estimate as to the additional R&D expenses to bring excimer laser system improvements to market. Forecasted discounted cash flows for each product once launched include estimates for normal sustaining engineering and maintenance R&D. These projects are currently on track for the expected approval dates. However, the major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining the necessary approvals. We can provide no assurance that the approvals will be received on this schedule or at all.

In 2004, we incurred an IPR&D charge of $28.1 million related to the Pfizer Acquisition. This charge represented the estimated fair value of projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. The estimated fair value assigned to IPR&D comprised the following projects: Tecnis Monofocal - $1.6 million and Tecnis Multifocal - $26.5 million. The estimated fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. These cash flows were then discounted to a present value using a discount rate of 14.5%. Regulatory approval for the Tecnis Monofocal in Japan was expected and received in 2005. We also estimate that the Tecnis Multifocal will receive its PMA in the U.S. in 2008, with approval in Japan in 2008. Additional research and development expenses in the range of $2.5 million to $3.0 million for the Tecnis Multifocal represents our best estimate as to the additional research and development expenses to bring these products to market. These projects are currently on track for the expected approval dates. However, the major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining the necessary approvals. We can provide no assurance that the approvals will be received on this schedule or at all.

Business repositioning costs. On October 31, 2005, our Board of Directors approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan also includes organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these product lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with our strategy and strategic business unit organization. The plan further calls for increasing our investment in key growth opportunities, specifically our refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives. We incurred $42.3 million in pre-tax charges during the fourth quarter of 2005 which included $12.6 million for inventory related charges included in cost of sales and $29.7 million included in operating expenses for severance, relocation and other one-time termination benefits of $14.0 million, asset write-downs of $9.2 million, contractual obligations of $2.7 million and accelerated productivity and brand repositioning costs of $3.8 million. We expect to incur an additional $28 million to $38 million in charges in the first half of 2006. These costs will be recognized as the services are performed and actions occur.

Operating income. Operating income (loss) was $(411.3) million, $33.0 million and $59.5 million in 2005, 2004 and 2003, respectively. Our 2005 operating loss was negatively impacted by an aggregate $559.9 million in charges primarily related to the VISX Acquisition and our product rationalization and business repositioning initiatives as discussed above.

Operating income from our cataract/implant segment increased by $90.6 million in 2005 compared with 2004 due to the increase in net sales and favorable mix of higher margin products discussed above, along with the favorable impact of cost containment measures taken in connection with our business repositioning plan. Operating income from our cataract/implant segment for 2004 included a charge of $28.1 million for manufacturing profit capitalized in inventory and expensed related to the Pfizer Acquisition. Operating income from our LVC business of $66.4 million resulted from the impact of products acquired from VISX in May 2005. Operating income from our eye care segment decreased by $24.0 million in 2005 compared with 2004 primarily due to the unfavorable impact from continued softness in the market for hydrogen peroxide based products, primarily in Japan.

Operating income from our cataract/implant segment increased by $56.7 million in 2004 compared with 2003 due to the increase in net sales from the Pfizer acquisition, which includes the impact of the charge in 2004 for manufacturing profit capitalized in inventory described above. Operating income from our eye care segment increased by $15.1 million in 2004 compared with 2003 due to the increase in net sales from Complete branded products and hydrogen peroxide-based products.

Non-operating expense. Interest expense was $29.3 million, $26.9 million and $24.2 million in 2005, 2004 and 2003, respectively. Interest expense in 2005 includes a pro-rata write-off of debt issuance costs of $5.8 million primarily associated with the termination of the term loan, partially offset by the recognition of a realized gain on interest rate swaps of $0.8 million. In 2004, interest expense included a net charge of $6.5 million comprised of a charge of $9.7 million for the pro-rata write-off of debt issuance costs and write-off of original issue discount and one-time commitment fees net of a net realized gain on interest rate swaps of $3.2 million, all associated with the prepayment of the Japan term loan in June 2004, consummation of the June 2004 tender offer for $70.0 million aggregate principal amount of the 9  1/4% senior subordinated notes, the exchange of $131.4 million aggregate principal amount of the 3  1/2% convertible senior subordinated notes and partial prepayment of the $250.0 million June 2004 term loan. Interest expense in 2003 included a net charge of $5.8 million comprised of a charge of $7.8 million for the pro-rata write-off of debt issuance costs and write-off of original issue discount net of a net realized gain on interest rate swaps of $2.0 million associated with the prepayment of a term loan in June 2003, the consummation of the “Modified Dutch Auction” tender offer for $115.0 million aggregate principal amount of the 9  1/4% senior subordinate notes in July 2003 and the repurchase of an additional $15.0 million aggregate principal amount of the 9  1/4% senior subordinate notes in September 2003. We anticipate interest expense to decrease in 2006 relative to 2005 due to the anticipated overall reduction in average borrowings outstanding during 2006 as well as the higher percentage of our relatively low fixed rate convertible debt versus our variable rate debt. The anticipated increase in interest rates throughout 2006 will slightly offset these benefits.

We recorded an unrealized (gain) loss on derivative instruments of $(2.6) million, $0.4 million and $0.2 million in 2005, 2004 and 2003 respectively. We record as “unrealized (gain) loss on derivative instruments” the mark to market adjustments on the outstanding foreign currency options and forward contracts which we entered into to reduce the volatility of expected earnings in currencies other than the U.S. dollar.

In 2005, the loss due to exchange of the 3  1/2% convertible senior subordinated notes due 2023 of $1.9 million is comprised of a non-cash charge of $1.7 million and a cash charge of $0.2 million. In the second quarter of 2005, we exchanged 160,695 shares of common stock for $3.0 million aggregate principal amount of the 3  1/2% convertible senior subordinated notes in a privately negotiated transaction. As a result, a non-cash charge of approximately $0.5 million representing the fair value of shares issued as a premium was recorded. In the fourth quarter of 2005, we exchanged 291,760 shares of common stock and approximately $0.4 million in cash for $5.6 million aggregate principal amount of the 3  1/2% convertible senior subordinated notes in privately negotiated transactions. A non-cash charge of approximately $1.2 million and a cash charge of $0.2 million representing the fair value of shares issued as a premium were recorded.

In 2004, the loss due to exchange of the 3  1/2% convertible senior subordinated notes of $116.3 million is comprised of a non-cash charge of $111.7 million and a cash charge of $4.6 million. In the second quarter of 2004, we exchanged approximately 5.8 million shares of common stock and $4.6 million of cash for approximately $108.6 million in aggregate principal amount of these notes. Because these notes were not convertible into equity at such time, a non-cash charge of $107.2 million and a cash charge of $4.6 million was recorded. The $107.2 million non-cash charge was comprised of a charge of $89.1 million representing the difference between the fair market value of 5.3 million shares of common stock issued in exchange for the notes and the principal amount of notes exchanged and a charge of $18.1 million representing the fair market value of 0.5 million shares of common stock issued as a premium. The $4.6 million cash charge represented cash issued as a premium. In the remainder of 2004, we exchanged approximately 1.2 million shares of common stock for approximately $22.8 million in aggregate principal amount of these notes. As a result, a non-cash charge of $4.5 million representing the fair value of shares issued as a premium was recorded.

Other net non-operating expense was $0.3 million for 2005. Other non-operating expense of $10.6 million for 2004 included $10.8 million paid for the repurchase of the 9  1/4% senior subordinated notes and early debt extinguishment costs and fees of $0.1 million aggregating $10.9 million partially offset by foreign exchange gains and interest income. Other non-operating expense of $17.8 million for 2003 included an aggregate premium of $19.4 million paid for the partial repurchase of the 9  1/4% senior subordinated notes net of a foreign currency gain of $2.7 million resulting from the settlement of certain intercompany notes and related transfer of cash utilized for the prepayment of a term loan and partial repurchase of the 9  1/4% senior subordinated notes, which aggregated $16.8 million.

Income taxes. In 2005, we recorded a provision for income taxes of $12.9 million on a pre-tax loss of $440.3 million. The pre-tax loss in 2005 included an in-process research and development charge of $490.8 million, a non-cash charge of $1.7 million and a cash charge of $0.2 million related to the exchange of the 3  1/2% convertible senior subordinated notes and a charge of $8.6 million associated with the termination of a distribution agreement in India with Allergan, for which no tax benefit was provided on these items. We have provided a tax provision at 33% on the remaining income, which was partially offset by tax benefits from the American Jobs Creation Act of 2004 and final adjustments with Allergan, which are discussed below. Income taxes are provided on taxable income at the statutory rates applicable to such income and we have provided for U.S. federal income taxes and anticipated foreign withholding taxes on the undistributed earnings of non-U.S. subsidiaries.

The American Jobs Creation Act of 2004 was signed into law in October 2004, which allows companies to elect to repatriate cash into the United States in 2005 at a special, temporary effective tax rate of 5.25 percent. Based on our evaluation of the amount of foreign earnings that we have elected to treat under this special provision, the income tax benefit of the repatriation was $5.7 million in 2005.

The lower tax rate in 2005 reflects continuing implementation of our long-term tax strategies, as well as final adjustments of previously accrued pre-spin-off taxes attributable to our business in 2002 and payable to Allergan pursuant to a pre-spin tax sharing agreement. These adjustments included a $1.4 million benefit from the resolution of a discrete item in the third quarter, which was recorded in the income tax provision.

We believe our future effective income tax rate may vary depending on our mix of domestic and international taxable income or loss and the various tax and treasury methodologies that we implement, including our policy regarding repatriation of future accumulated foreign earnings.

In 2004, we recorded a provision for income taxes of $8.2 million even though we had a pre-tax loss of $121.2 million. We recorded such provision as no tax benefit has been recognized for the IPR&D charge of $28.1 million nor for the aggregate charge of $116.3 million related to the exchange of the 3  1/2% convertible senior subordinated notes. Income taxes are provided on taxable income at the statutory rates applicable to such income and we have provided for U.S. federal income taxes and foreign withholding taxes on the undistributed earnings of non-U.S. subsidiaries. We provided a tax provision at 35% on the remaining income in 2004, compared to the effective tax rate of 40% in 2003. The lower tax rate in 2004 reflected continuing implementation of our long-term tax strategies.

Net earnings (loss). Net earnings (loss) was $(453.2) million, $(129.4) million and $10.4 million in 2005, 2004 and 2003, respectively. The net loss in 2005 included an aggregate after-tax charge of $536.9 million, primarily due to the VISX Acquisition, business repositioning costs, integration related costs, and termination of a distributor agreement in India, write-off of debt issuance costs and exchange of the 3  1/2% convertible senior subordinated notes, partially offset by tax benefits from the American Jobs Creation Act of 2004 and final adjustments with Allergan.

The net loss in 2004 included an aggregate after-tax charge of $175.5 million related to the following: the manufacturing profit capitalized in inventory and expensed related to the Pfizer Acquisition; the charge to terminate a distributor contract following the decision to move to a direct sales model in Belgium as a result of the Pfizer Acquisition and severance paid to AMO employees considered redundant upon completion of the Pfizer Acquisition; the in-process research and development charge related to the Pfizer Acquisition; the pro-rata write-off of debt issuance costs and write-off of original issue discount net of a net realized gain on interest rate swaps; and the charges related to the repurchase of the 9  1/4% senior subordinated notes and the exchange of the 3  1/2% convertible senior subordinated notes.

Net earnings in 2003 included an aggregate after-tax charge of $13.5 million related to the pro-rata write-off of debt issuance costs and write-off of original issue discount net of a net realized gain on interest rate swaps and a net charge related to the prepayment of a term loan and partial repurchase of the 9  1/4% senior subordinated notes.

Liquidity and Capital Resources

Management assesses our liquidity by our ability to generate cash to fund operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms. As of December 31, 2005, we had cash and equivalents of $40.8 million.

Historically, we have generated cash from operations in excess of working capital requirements, and we expect to do so in the future. Net cash provided by operating activities in 2005 was $20.8 million compared to $39.7 million in 2004 and $48.0 million in 2003. Operating cash flow decreased in 2005 compared to 2004 due to increases in cash paid for income taxes, timing of accounts payable payments and inventory buildup, partially offset by the favorable impact of the VISX acquisition and timing of accounts receivable collections. The inventory buildup was due in part to “bridging” stock related to the recent transfer of eye care manufacturing from Allergan and the increases in the size and scope of our global manufacturing network. Operating cash flow decreased in 2004 compared to 2003 primarily as a result of early debt extinguishment costs paid in cash and an increase in accounts receivable partially offset by an increase in accounts payable. The increase in accounts receivable was primarily due to the additional sales of acquired Pfizer products and the increase in accounts payable was primarily due to the additional costs incurred in operating the acquired Pfizer manufacturing facilities in Uppsala, Sweden, Groningen, Netherlands and Bangalore, India and expansion of our eye care manufacturing facilities in Madrid, Spain and Hangzhou, China in preparation for our transition of eye care manufacturing from Allergan. Additionally, in February 2004, we received approximately $4.7 million from Allergan. This payment ended a dispute between us and Allergan regarding the ownership of a certain value added tax receivable due from France. As part of the settlement with Allergan, we were responsible for paying penalties and expenses associated with the receivable, which aggregated less than $0.5 million.

Net cash used in investing activities was $79.9 million, $482.2 million, and $41.1 million in 2005, 2004 and 2003, respectively. The 2005 capital expenditures are primarily comprised of expenditures to upgrade our viscoelastics manufacturing facility in Uppsala, Sweden. The 2005 amount includes $36.9 million net cash paid primarily for the acquisition of VISX. The 2004 capital expenditures are primarily comprised of expansion of our manufacturing facilities in preparation for the transition away from the Allergan manufacturing agreement, expenditures at the acquired manufacturing facilities and construction of research and development facilities at our leased headquarters. The 2004 amount also includes the $456.7 million Pfizer Acquisition purchase price, which was financed with a portion of the proceeds from the issuance of $350.0 million of 2  1/2% convertible senior subordinated notes and a $250.0 million term loan. In November 2003, we completed the purchase of an existing manufacturing facility in Madrid, Spain. We financed the approximately $21.4 million purchase of this facility with available cash and borrowings under our senior credit facility. Expenditures for property, plant and equipment totaled $23.1 million, $17.5 million, and $12.6 million in 2005, 2004, and 2003, respectively. We expect to incur significant capital expenditures with respect to the Uppsala, Sweden manufacturing facility during the next year in order to separate the facility from existing Pfizer operations. Expenditures for demonstration (demo) and bundled equipment, primarily phacoemulsification and microkeratome surgical equipment, were $11.1 million, $6.8 million, and $7.0 million in 2005, 2004, and 2003, respectively. We maintain demo and bundled equipment to facilitate future sales of similar equipment and related products to our customers. Expenditures for capitalized internal-use software were $8.8 million, $2.4 million, and $0.7 million in 2005, 2004, and 2003, respectively. The 2005 software expenditures were due to acquisition related integrations and improvements to support common global technology platforms. We capitalize internal-use software costs after technical feasibility has been established. In 2006, we expect to invest approximately $ 60.0 million to $ 70.0 million in property, plant and equipment, demo and bundled equipment, and capitalized software as part of the overall expansion of our business.

Net cash provided by financing activities was $54.0 million in 2005, which comprised $150.0 million of proceeds from the issuance of the 1.375% convertible senior subordinated notes, $60.0 million of borrowings primarily under the senior revolving credit facility, $45.8 million of proceeds from the sale of stock to employees and $0.8 million proceeds received after settling an interest rate swap agreement, reduced by $194.2 million of debt repayments and $8.4 million of financing related costs.

Net cash provided by financing activities was $442.2 million in 2004, which primarily comprised $350.0 million of proceeds from the issuance of the 2  1/2% convertible senior subordinated notes and a $250.0 million term loan, partially offset by repayment of debt of $149.2 million and financing related costs of $16.6 million.

Net cash used in financing activities was $43.5 million in 2003, which primarily comprised $162.4 million of long-term debt borrowings and $6.0 million from the sale of stock to employees reduced by long-term debt repayments of $205.0 million and financing related costs of $7.3 million.

In January 2005, we entered into an amendment to our senior credit facility to provide for an increase of $100.0 million in the revolving loan commitments and an additional $100.0 million in term loan commitments. On May 27, 2005, we and certain of our subsidiaries, as guarantors thereunder, entered into an amendment to provide for an additional increase of $100.0 million in the revolving loan commitments under the senior credit facility, which amounts were made available to us to finance, in part, our acquisition of VISX, and are available for working capital and other general corporate purposes subject to satisfaction of certain conditions. This amendment also provides for termination of $100.0 million of existing term loan commitment. The amendment increased the revolving loan commitments to $300.0 million. The maturity of the senior credit facility on June 25, 2009 remains unchanged.

On May 27, 2005, we borrowed approximately $200.0 million under the senior revolving credit facility to fund the cash portion of the VISX Acquisition. In June 2005, we repaid approximately $123.0 million of revolver borrowings with acquired VISX cash.

At December 31, 2005, we had $50.0 million of borrowings outstanding under the revolving credit facility. Approximately $18.7 million of the revolving credit facility was reserved to support letters of credit issued on our behalf for normal operating purposes and we had approximately $231.3 million undrawn and available revolving loan commitments. At December 31, 2005, we had $10.0 million of borrowings outstanding under a short-term loan from Bank of Ireland to our subsidiary, AMO Ireland. This loan was supported by a $10.0 million letter of credit which was part of the $18.7 million of letters of credit noted previously. This loan was paid in its entirety on February 21, 2006 and is no longer available for borrowing.

Our senior credit facility provides that we will maintain certain financial and operating covenants which include, among other provisions, maintaining specific leverage and coverage ratios. Certain covenants under the senior credit facility may limit the incurrence of additional indebtedness. The senior credit facility prohibits dividend payments. We were in compliance with these covenants at December 31, 2005. Our senior credit facility is secured by a first priority perfected lien on, and pledge of, all of the combined company’s present and future property and assets (subject to certain exclusions), 100% of the stock of the domestic subsidiaries, 66% of the stock of the foreign subsidiaries and all present and future intercompany debts.

In the second quarter of 2005, we exchanged 160,695 shares of common stock for $3.0 million aggregate principal amount of 3  1/2% convertible senior subordinated notes in a privately negotiated transaction. In the fourth quarter of 2005, we exchanged 291,760 shares of common stock and approximately $0.4 million in cash for $5.6 million aggregate principal amount of 3  1/2% convertible senior subordinated notes in privately negotiated transactions.

On July 18, 2005, we issued $150.0 million of 1.375% convertible senior subordinated notes (Senior Subordinated Notes) due July 1, 2025. Interest on the Senior Subordinated Notes is payable on January 1 and July 1 of each year, commencing on January 1, 2006. The Senior Subordinated Notes are convertible into 21.0084 shares of our common stock for each $1,000 principal amount of the Senior Subordinated Notes (conversion price of approximately $47.60 per share), subject to adjustment. The Senior Subordinated Notes may be converted, at the option of the holders, into cash or under certain circumstances, cash and shares of our common stock at any time on or prior to the trading day preceding June 1, 2011. We have elected to satisfy in cash the conversion obligation with respect to the principal amount of the Senior Subordinated Notes.

On July 21, 2005, we paid off the balance of our term loan, including approximately $149.1 million of principal and approximately $1.2 million of accrued interest, using the net proceeds from the 1.375% convertible senior subordinated notes and existing cash. As a result of the repayment, the term loan is no longer available for borrowing.

Our cash position includes amounts denominated in foreign currencies, and the repatriation of those cash balances from some of our non-U.S. subsidiaries may result in additional tax costs. However, these cash balances are generally available without legal restriction to fund ordinary business operations.

We believe that the net cash provided by our operating activities, supplemented as necessary with borrowings available under our revolving credit facility and existing cash and equivalents, will provide sufficient resources to fund the expected 2006 capital expenditures, and to meet our working capital requirements, debt service and other cash needs over the next year.

We are partially dependent upon the reimbursement policies of government and private health insurance companies. Government and private sector initiatives to limit the growth of health care costs, including price regulation and competitive pricing, are continuing in many countries where we do business. As a result of these changes, the marketplace has placed increased emphasis on the delivery of more cost-effective medical therapies. While we have been unaware of significant price resistance resulting from the trend toward cost containment, changes in reimbursement policies and other reimbursement methodologies and payment levels could have an adverse effect on our pricing flexibility.

Additionally, the current trend among U.S. hospitals and other customers of medical device manufacturers is to consolidate into larger purchasing groups to enhance purchasing power. The enhanced purchasing power of these larger customers may also increase the pressure on product pricing, although we are unable to estimate the potential impact at this time.

Inflation. Although at reduced levels in recent years, inflation may cause upward pressure on the cost of goods and services used by us. The competitive and regulatory environments in many markets substantially limit our ability to fully recover these higher costs through increased selling prices. We continually seek to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

Foreign currency fluctuations. Approximately 67%, 75%, and 74% of our revenues in the years ended December 31, 2005, 2004 and 2003, respectively, were derived from operations outside the United States, and a significant portion of our cost structure is denominated in currencies other than the U.S. dollar, primarily the Japanese yen and the euro. Therefore, we are subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates.

The impact of foreign currency fluctuations on sales was a $0.2 million decrease in 2005, $37.5 million and $48.1 million increase in 2004 and 2003, respectively. The sales increases in 2004 and 2003 were due primarily to a strengthening of the Japanese yen and euro versus the U.S. dollar.

Contractual obligations. The following represents a list of our material contractual obligations and commitments as of December 31, 2005:

	Payments Due by Period
	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total
	(in millions)
Long-term debt, principal amount (a)	$—	$—	$—	$500.0	$500.0
Cash commitments for interest expense	12.2	21.6	21.6	148.5	203.9
Operating lease obligations	15.1	19.7	8.6	24.5	67.9
IT services	3.9	3.6	—	—	7.5
Other purchase obligations, primarily purchases of inventory and capital equipment	49.6	12.8	—	—	62.4

(a)	excludes short-term borrowings of $60.0 million.

Off-balance sheet arrangements. We had no off-balance sheet arrangements at December 31, 2005.

New Accounting Standards

In November 2004, Statement of Financial Accounting Standards No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (SFAS No. 151), was issued. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS

No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect adoption of this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123R). SFAS No. 123R supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (Opinion 25), and its related implementation guidance and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in Statement 123 as originally issued. Under Opinion 25, issuing stock options to employees generally resulted in recognition of no compensation cost. SFAS No. 123R requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the first annual reporting period that begins after June 15, 2005. On March 29, 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 107 (SAB 107), which expresses the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instrument issues under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R in an interim period, capitalization of compensation costs related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R, and disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to adoption of SFAS No. 123R. We will adopt SFAS No. 123R in the first quarter of fiscal 2006. As a result of the provisions of SFAS No. 123R and SAB 107, we expect the compensation charge under SFAS No. 123R to reduce diluted net income per share by approximately $0.15 to $0.20 per share for fiscal 2006. However, the assessment of the estimated compensation charge is affected by stock prices as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to, the volatility of the stock price and employee stock option exercise behaviors.

In December 2004, the FASB issued FASB Staff Position No. FSP 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes” (FSP No. 109-1), to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004.” The American Jobs Creation Act (AJCA) introduces a special 9% tax deduction on qualified production activities. FSP No. 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with Statement 109. Although FSP No. 109-1 is effective immediately, we have not completed the analysis and do not expect to be able to complete the analysis until after Congress or the Treasury Department provides additional clarifying language on the key elements of the provision. Based on our current analysis, the adoption of FSP No. 109-1 does not have a material impact on our consolidated financial position, results of operations, or cash flows.

In December 2004, the FASB issued FASB Staff Position No. FSP 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP No. 109-2). The AJCA introduces an elected limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FSP No. 109-2 provides accounting and disclosure guidance for the repatriation provision. During the fourth quarter of 2005, we elected to repatriate $43.2 million of eligible foreign earnings. Since we provide taxes currently on foreign earnings, the election of this provision enabled us to realize a tax benefit of $5.7 million during the fourth quarter of 2005.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We are required to adopt the provisions of SFAS 154, as applicable, beginning in fiscal 2006. We do not expect the adoption of this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We routinely monitor the risks associated with fluctuations in currency exchange rates and interest rates. We address these risks through controlled risk management that may include the use of derivative financial instruments to economically hedge or reduce these exposures. We do not expect to enter into financial instruments for trading or speculative purposes.

Given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or foreign exchange rates. In addition, the timing of the accounting for recognition of gains and losses related to mark-to-market instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect our operating results and financial position.

To ensure the adequacy and effectiveness of our interest rate and foreign exchange hedge positions, we continually monitor, from an accounting and economic perspective, our interest rate swap positions and foreign exchange forward and option positions, when applicable, both on a stand-alone basis and in conjunction with our underlying interest rate and foreign currency exposures.

Interest rate risk. At December 31, 2005, our debt comprises primarily domestic borrowings of which $500.0 million is fixed rate debt and $60.0 million is variable rate debt.

In July 2004, we entered into an interest rate swap agreement, which effectively converted the interest rate on $125.0 million of term loan borrowings from a floating rate to a fixed rate. This interest rate swap qualified as a cash flow hedge and would have matured in July 2006. In April 2005, we terminated the interest rate swap. Upon termination, we received approximately $0.8 million and included the related gain of approximately $0.5 million, which includes the accrued but unpaid net amount between us and the swap counterparty, as a component of accumulated other comprehensive income in the second quarter of 2005. As a result of the repayment of the term loan in July 2005, the gain on the interest rate swap of $0.8 million was fully recognized as a reduction to the interest expense in the third quarter of 2005. At December 31, 2005, there are no outstanding interest rate swaps.

In 2002, we entered into two interest rate swap agreements, which effectively converted the interest rate on $150.0 million of the 9  1/4% senior subordinated notes from a fixed to a floating rate and converted the interest rate on $50.0 million of term loan borrowings from a floating to a fixed rate. The interest rate swaps had maturity dates beginning in 2005 and qualified as either fair value or cash flow hedges. Changes in fair value of the interest rate swap agreement qualifying as a cash flow hedge were recorded in other comprehensive income to the extent such changes were effective and as long as the cash flow hedge requirements were met. In May 2003 and October 2002, we realized the value of the interest rate swaps qualifying as fair value hedges. We received an aggregate of approximately $14.8 million, of which approximately $6.3 million represented the net settlement of the accrued but unpaid amount between us and the swap counterparties. The remaining amount of approximately $8.5 million was recorded as an adjustment to the carrying amount of the 9  1/4% senior subordinated notes as a premium and was being amortized over the remaining life of the 9  1/4% senior subordinated notes. At December 31, 2003, after recognizing a pro-rata portion of the gain upon repurchase of a portion of the 9  1/4% senior subordinated notes, the unamortized gain on these interest rate swaps was $3.5 million. As a result of the June 2004 repurchase of the remaining 9  1/4% senior subordinated notes, the remaining unamortized gain on the interest rate swaps was fully recognized.

In May 2003, we terminated the interest rate swap qualifying as a cash flow hedge. We paid approximately $2.4 million and included the related loss of approximately $2.3 million as a component of accumulated other comprehensive income. As a result of the prepayment of the term loan in June 2003, the loss on the interest rate swap was fully recognized as interest expense.

The tables below present information about our debt obligations and interest rate derivatives for the years ended December 31, 2005 and 2004:

December 31, 2005

	Maturing in						Total	Fair Market Value
	2006	2007	2008	2009	2010	Thereafter
	(in thousands, except interest rates)
LIABILITIES
Debt Obligations:
Fixed Rate	$—	$—	$—	$—	$—	$350,000	$350,000	$376,705
Weighted Average Interest Rate	—	—	—	—	—	2.50%	2.50%
Fixed Rate	$—	$—	$—	$—	$—	$150,000	$150,000	$150,948
Weighted Average Interest Rate	—	—	—	—	—	1.375%	1.375%
Variable Rate	$10,000	$—	$—	$—	$—	$—	$10,000	$10,000
Weighted Average Interest Rate	4.61%	—	—	—	—	—	4.61%
Variable Rate	$50,000	$—	$—	$—	$—	$—	$50,000	$50,000
Weighted Average Interest Rate	6.22%	—	—	—	—	—	6.22%
Total Debt Obligations	$60,000	$—	$—	$—	$—	$500,000	$560,000	$587,653
Weighted Average Interest Rate	5.95%	—	—	—	—	2.16%	2.57%

December 31, 2004

	Maturing in						Total	Fair Market Value
	2005	2006	2007	2008	2009	Thereafter
	(in thousands, except interest rates)
LIABILITIES
Debt Obligations:
Fixed Rate	$—	$—	$—	$—	$—	$350,000	$350,000	$379,750
Weighted Average Interest Rate	—	—	—	—	—	2.50%	2.50%
Fixed Rate	$—	$—	$—	$—	$—	$8,600	$8,600	$18,311
Weighted Average Interest Rate	—	—	—	—	—	3.50%	3.50%
Variable Rate	$1,950	$1,950	$1,950	$94,559	$93,584	$—	$193,993	$193,993
Weighted Average Interest Rate	4.50%	4.50%	4.50%	4.50%	4.50%	—	4.50%
Total Debt Obligations	$1,950	$1,950	$1,950	$94,559	$93,584	$358,600	$552,593	$592,054
Weighted Average Interest Rate	4.50%	4.50%	4.50%	4.50%	4.50%	2.52%	3.22%
INTEREST RATE DERIVATIVES
Interest Rate Swaps:
Variable to Fixed	$—	$125,000	$—	$—	$—	$—	$125,000	$319
Average Pay Rate	—	3.05%	—	—	—	—	3.05%
Average Receive Rate	—	2.57%	—	—	—	—	2.57%

Foreign currency risk. Overall, we are a net recipient of currencies other than the U.S. dollar and, as such, we benefit from a weaker dollar and are adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect our consolidated net sales and gross profit as expressed in U.S. dollars.

We may enter into foreign exchange option and forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business operations. Accordingly, we enter into contracts which change in value as foreign exchange rates change to economically offset the effect of changes in value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. We enter into foreign exchange option and forward contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. We do not enter into foreign exchange option and forward contracts for trading purpose.

We use foreign currency option contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of our business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen and the euro. The foreign exchange forward contracts are entered into to protect the value of foreign currency denominated monetary assets and liabilities and the changes in the fair value of the foreign currency forward contracts were economically designed to offset the changes in the revaluation of the foreign currency denominated monetary assets and liabilities. These forward contracts are denominated in currencies which represent material exposures. The changes in the fair value of foreign currency option and forward contracts are recorded through earnings as “Unrealized (gain) loss on derivative instruments” while any realized gains or losses on expired contracts are recorded through earnings as “Other, net” in the accompanying consolidated statements of operations. Any premium cost of purchased foreign exchange option contracts are recorded in “Other current assets” and amortized over the life of the options.

The following tables provide information about our foreign currency derivative financial instruments outstanding as of December 31, 2005 and 2004. The information is provided in U.S. dollar amounts, as presented in our consolidated financial statements.

	December 31, 2005		December 31, 2004
	Notional Amount	Average Contract or Strike Rate	Notional Amount	Average Contract or Strike Rate
	(in $ millions)		(in $ millions)
Foreign currency forward contracts:
Receive US$/Pay Foreign Currency:
Swedish Krona	$31.5	7.94	—	—
U.K. Pound	5.2	1.72	—	—
Swiss Franc	1.5	1.31	—	—
Pay US$/Receive Foreign Currency:
Japanese Yen	3.0	117.45	—	—
Euro	5.9	1.19	—	—
Canadian Dollar	3.4	1.17	—	—
Australia Dollar	2.9	0.73	—	—

Total Notional	$53.4

Estimated Fair Value	$—

Foreign currency purchased put options:
Japanese Yen	$66.2	117.83	$67.3	114.40
Euro	40.2	1.18	56.9	1.15
Foreign currency sold call options:
Japanese Yen	60.0	106.60	—	—
Euro	43.0	1.26	—	—

Total Notional	$209.4		$124.2

Estimated Fair Value	$1.1		$0.1

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss. The estimate of fair value is based on applicable and commonly used prevailing financial market information as of December 31, 2005 and 2004, respectively. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The impact of foreign exchange risk management transactions on income was a net realized loss of $2.0 million, $1.9 million and $2.5 million in 2005, 2004 and 2003, respectively, which are recorded in “Other, net” on the accompanying consolidated statements of operations.

Item 8:	Financial Statements and Supplementary Data

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2005	2004
	(In thousands, except share data)
ASSETS
Current assets
Cash and equivalents	$40,826	$49,455
Trade receivables, net	238,761	189,465
Inventories	104,820	85,028
Deferred income taxes	66,476	40,250
Other current assets	28,122	12,627

Total current assets	479,005	376,825
Property, plant and equipment, net	115,725	118,639
Deferred income taxes	12,626	—
Other assets	52,473	41,825
Intangible assets, net	495,609	147,895
Goodwill	825,284	391,350

Total assets	$1,980,722	$1,076,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt and short-term borrowings	$60,000	$1,950
Accounts payable	64,045	77,824
Accrued compensation	43,406	31,451
Other accrued expenses	90,666	67,042
Income taxes	1,434	15,656
Deferred income taxes	565	—

Total current liabilities	260,116	193,923
Long-term debt, net of current portion	500,000	550,643
Deferred income taxes	182,179	29,570
Other liabilities	28,365	26,128
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value; 240,000,000 shares authorized; 67,832,010 and 37,069,452 shares issued	678	371
Additional paid-in capital	1,586,864	310,437
Accumulated deficit	(557,586)	(104,389)
Accumulated other comprehensive income (loss)	(19,870)	69,874
Less treasury stock, at cost (1,397 and 1,379 shares)	(24)	(23)

Total stockholders’ equity	1,010,062	276,270

Total liabilities and stockholders’ equity	$1,980,722	$1,076,534

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)
Net sales	$920,673	$742,099	$601,453
Cost of sales	353,325	306,164	227,811

Gross profit	567,348	435,935	373,642
Selling, general and administrative	396,599	329,197	276,695
Research and development	61,646	45,616	37,413
In-process research and development	490,750	28,100	—
Business repositioning	29,680	—	—

Operating income (loss)	(411,327)	33,022	59,534

Non-operating expense (income):
Interest expense	29,332	26,933	24,224
Unrealized (gain) loss on derivative instruments	(2,563)	403	246
Loss due to exchange of 3 1/2% Convertible Senior Subordinated Notes due 2023 (note 6)	1,885	116,282	—
Other, net	316	10,620	17,802

	28,970	154,238	42,272

Earnings (loss) before income taxes	(440,297)	(121,216)	17,262
Provision for income taxes	12,900	8,154	6,905

Net earnings (loss)	$(453,197)	$(129,370)	$10,357

Net earnings (loss) per share:
Basic	$(8.28)	$(3.89)	$0.36

Diluted	$(8.28)	$(3.89)	$0.35

Weighted average number of shares outstanding:
Basic	54,764	33,284	29,062

Diluted	54,764	33,284	29,644

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional Paid-In In Capital	Unearned Compensation	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total	Comprehensive Income (Loss)

	Shares	Par Value					Shares	Amount
	(in thousands)
Balance at December 31, 2002	28,724	$287	$47,455	$—	$14,624	$3,331	(3)	$(13)	$65,684
Comprehensive income
Net earnings					10,357				10,357	$10,357
Other comprehensive income:
Foreign currency translation adjustments, net of $6,598 of tax						9,365			9,365	9,365
Unrealized gain on derivative instruments qualifying as cash flow hedges, net of $1,745 of tax						2,507			2,507	2,507
Reclassification adjustment for realized loss on derivatives included in net earnings, net of $928 of tax						(1,335)			(1,335)	(1,335)

Total comprehensive income										$20,894

Issuance of common stock under stock option plan	426	4	3,794						3,798
Issuance of common stock under stock purchase plans	217	2	2,040				13	118	2,160
Issuance of restricted stock	12	1	165	(166)					—
Expense of compensation plan				102					102
Tax benefits from employee stock plans			674						674
Purchase of treasury stock, at cost							(11)	(120)	(120)

Balance at December 31, 2003	29,379	$294	$54,128	$(64)	$24,981	$13,868	(1)	$(15)	$93,192
Comprehensive loss
Net loss					(129,370)				(129,370)	$(129,370)
Other comprehensive loss:
Foreign currency translation adjustments						55,799			55,799	55,799
Unrealized gain on derivative instrument qualifying as cash flow hedge, net of $112 of tax						207			207	207

Total comprehensive loss										$(73,364)

Issuance of common stock in connection with convertible note exchanges	7,021	70	243,881						243,951
Issuance of common stock under stock option plan	490	5	4,934						4,939
Issuance of common stock under stock purchase plans	171	2	3,051						3,053
Issuance of restricted stock	8		265	(265)					—
Expense of compensation plan				219					219
Tax benefits from employee stock plans			4,288						4,288
Purchase of treasury stock, at cost								(8)	(8)

Balance at December 31, 2004	37,069	$371	$310,547	$(110)	$(104,389)	$69,874	(1)	$(23)	$276,270
Comprehensive loss
Net loss					(453,197)				(453,197)	$(453,197)
Other comprehensive loss:
Foreign currency translation adjustments						(89,537)			(89,537)	(89,537)
Reclassification adjustment for realized gain on derivative instrument qualifying as cash flow hedge, net of $112 of tax						(207)			(207)	(207)

Total comprehensive loss										$(542,941)

Issuance of common stock in connection with convertible note exchanges	453	4	10,126						10,130
Issuance of common stock under stock option plan	2,305	23	41,388						41,411
Issuance of common stock under stock purchase plans	144	1	4,429						4,430
Issuance of restricted stock	74	1	4,008	(4,008)					1
Cancellation of restricted stock			(49)	49					—
Issuance of common stock under VISX acquisition	27,787	278	1,202,907						1,203,185
Expense of compensation plan				1,245					1,245
Tax benefits from employee stock plans			16,332						16,332
Transfer of restricted stock to treasury stock								(1)	(1)

Balance at December 31, 2005	67,832	$678	$1,589,688	$(2,824)	$(557,586)	$(19,870)	(1)	$(24)	$1,010,062

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Cash flows provided by operating activities
Net earnings (loss):	$(453,197)	$(129,370)	$10,357
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Amortization and write-off of original issue discount and debt issuance costs	9,284	11,028	9,687
Amortization and write-off of net realized gain on interest rate swaps	(773)	(3,466)	(2,631)
Depreciation and amortization	51,588	23,616	15,547
Deferred income taxes	(5,104)	(16,737)	(9,356)
Tax benefit from issuance of stock under stock plans	—	4,288	674
In-process research and development	490,750	28,100	—
Loss on exchange of convertible senior subordinated notes	1,670	111,702	—
Loss on investments and assets	13,165	1,047	756
Unrealized (gain) loss on derivatives	(2,563)	403	246
Expense of compensation plan	1,245	219	102
Changes in assets and liabilities, net of effect of acquisition:
Trade receivables	(27,780)	(48,459)	6,202
Inventories	(14,720)	13,198	7,214
Other current assets	(7,170)	(1,514)	5,396
Accounts payable	(27,328)	39,759	(8,882)
Accrued expenses and other liabilities	6,684	7,294	14,574
Income taxes	(16,802)	5,775	(2,174)
Other non-current assets	1,887	(7,215)	264

Net cash provided by operating activities	20,836	39,668	47,976

Cash flows from investing activities
Acquisition of business, net of cash acquired	(36,867)	(456,709)	—
Additions to property, plant and equipment	(23,097)	(17,492)	(12,605)
Purchase of net assets of manufacturing facility	—	—	(21,359)
Proceeds from sale of property, plant and equipment	48	1,172	556
Additions to capitalized internal-use software	(8,816)	(2,415)	(674)
Additions to demonstration and bundled equipment	(11,135)	(6,778)	(6,971)

Net cash used in investing activities	(79,867)	(482,222)	(41,053)

Cash flows from financing activities
Proceeds from issuance of convertible senior subordinated notes	150,000	350,000	140,000
Short-term borrowings, net	60,000	—	—
Long-term debt borrowings	—	250,000	22,376
Repayment of long-term debt	(194,166)	(149,243)	(205,000)
Financing related costs	(8,459)	(16,553)	(7,316)
Proceeds from issuance of common stock	45,841	7,992	5,958
Net proceeds from settlement of interest rate swaps	773	—	582
Purchase of treasury stock	—	(8)	(120)

Net cash provided by (used in) financing activities	53,989	442,188	(43,520)
Effect of exchange rates on cash and equivalents	(3,587)	3,717	2,123

Net increase (decrease) in cash and equivalents	(8,629)	3,351	(34,474)
Cash and equivalents at beginning of year	49,455	46,104	80,578

Cash and equivalents at end of year	$40,826	$49,455	$46,104

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$22,005	$21,472	$23,391
Income taxes	34,805	14,225	13,727

Supplemental non-cash investing and financing activities:
Exchange of convertible notes into common stock	$8,600	$131,400	$—
Acquisition of VISX, Incorporated (Note 3)	1,203,185	—	—

See accompanying notes to consolidated financial statements.

ADVANCED MEDICAL OPTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

Note 1: Description of Business

Advanced Medical Optics, Inc. (AMO) develops, manufactures and markets medical devices for the eyes. Effective January 1, 2006, the Company’s reportable segments are represented by three business units: cataract/implant, laser vision correction (LVC) and eye care. Previously, the Company’s reportable segments were based on geographic regions which comprised the Americas, which included North and South America, Europe/Africa/Middle East, Japan and Asia Pacific, which excluded Japan and included New Zealand and Australia. The cataract/implant business focuses on the four key products required for cataract surgery – foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. The LVC business markets laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. The eye care business provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners, contact lens rewetting drops, and in Europe and Asia, contact lenses. The Company sells its products in approximately 60 countries and has direct operations in approximately 20 countries.

On June 29, 2002, Allergan, Inc. (Allergan) transferred its optical medical device business consisting of the ophthalmic surgical and eye care product lines to the Company in connection with a tax-free spin-off. Allergan distributed 28,723,512 shares of AMO on June 29, 2002 to Allergan stockholders of record on June 14, 2002 by means of a tax-free dividend. The spin-off resulted in AMO operating as an independent entity with publicly traded common stock. Unless the context indicates otherwise, references to the Company and AMO refer to Allergan’s optical medical device business for periods prior to June 29, 2002 and to AMO and its subsidiaries for the periods on or after such date.

Allergan has no ownership interest in AMO after June 29, 2002, but performed certain services for AMO pursuant to various agreements that are outlined in Note 8. However, unless released by third parties, Allergan may remain liable for certain obligations and liabilities that were transferred to and assumed by AMO. The Company is obligated to indemnify Allergan for liabilities related to those transferred obligations and liabilities.

Note 2: Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist the reader in understanding and evaluating the consolidated financial statements. These policies are in conformity with accounting principles generally accepted in the United States of America and have been applied consistently in all material respects. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period, and related disclosures. Actual results could differ from those estimates.

Basis of Presentation

The consolidated financial statements include the accounts of AMO and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the consolidated financial statements.

Foreign Currency Translation

The financial position and results of operations of AMO’s foreign operations are generally determined using local currency as the functional currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. Income statement amounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income in stockholders’ equity. Gains and losses resulting from foreign currency transactions and remeasurements relating to foreign operations deemed to be operating in U.S. dollar functional currency are included in “Other, net” in the accompanying consolidated statements of operations.

Cash and Equivalents

The Company considers cash and equivalents to include cash in banks, money market mutual funds and time deposits with financial institutions with original maturities of 90 days or less.

Investments

The Company has non-marketable equity investments in conjunction with its various collaboration arrangements. The non-marketable equity investments are recorded at cost and are evaluated periodically for other than temporary declines in fair value. The company uses the following criteria to determine if such a decline should be considered other than temporary:

•	the duration and extent to which the market value has been less than cost;

•	the financial condition and near-term prospects of the investee;

•	the reasons for the decline in market value;

•	the investee’s performance against product development milestones; and

•	the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

If it is determined that a decline of any investment is other than temporary, then the carrying value would be written down to fair value, and the write-down would be included in earnings as a loss.

Inventories

Inventories are valued at the lower of first-in, first-out cost or market. On a regular basis, the Company evaluates its inventory balances for excess quantities and obsolescence by analyzing demand, inventory on hand, sales levels and other information. Based on these evaluations, inventory balances are written down, if necessary.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful lives of the related assets, which are 20 to 40 years for buildings and improvements and from 3 to 15 years for machinery and equipment. Leasehold improvements are amortized over the life of the related facility lease or the asset, whichever is shorter. Accelerated depreciation methods are generally used for income tax purposes.

Goodwill and Long-Lived Assets

Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses. Intangible assets include licensing agreements, trademarks, customer relationships and technology rights and are amortized over their estimated useful lives ranging from 3 to 19 years.

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, whereby goodwill is no longer amortized, but instead is subject to a periodic impairment review performed during the second quarter of each fiscal year. In a business combination, goodwill is allocated to the Company’s various reporting units based on relative fair value of the assets acquired and liabilities assumed. The Company reviews the recoverability of its goodwill on an annual basis by comparing each unit’s fair value to the net book value of its assets. If the book value of the reporting unit’s assets exceeds its fair value, the goodwill is written down to its implied fair value. In the second quarters of 2005, 2004 and 2003, the Company performed its annual impairment tests of its goodwill, and no impairment was indicated based on these tests.

Additionally, the Company reviews the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. If it is determined such indicators are present and the review indicates goodwill will not be fully recoverable, based upon discounted estimated cash flows, the carrying value is reduced to implied fair value.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company assesses potential impairment to its long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If required, an impairment loss is recognized as the difference between the carrying value and the fair value of the assets.

Capitalized Software

The Company capitalizes certain internal-use computer software costs after technological feasibility has been established. These capitalized costs are amortized utilizing the straight-line method over their estimated economic life not to exceed three years.

Demonstration (Demo) and Bundled Equipment

In the normal course of business, the Company maintains demo and bundled equipment, primarily phacoemulsification and microkeratome surgical equipment, for the purpose and intent of selling similar equipment or related products to the customer in the future. Demo and bundled equipment are not held for sale and are recorded as other non-current assets. The assets are amortized utilizing the straight-line method over their estimated economic life not to exceed three years.

Revenue Recognition and Accounts Receivable

Revenue is realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectibility is reasonably assured. The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer, with the exception of intraocular lenses distributed on a consignment basis, which is upon notification of implantation in a patient. The Company recognizes license fees and revenues from the sale of treatment cards to direct customers when it ships the treatment cards as it has no continuing obligations or involvement subsequent to shipment.

Some customers finance the purchase or rental of their VISX equipment directly from the Company over periods ranging from one to three years. These financing agreements are classified as either rental or operating leases or sales type leases as prescribed by SFAS No. 13, “Accounting for Leases.” Under sales type leases, equipment revenues are recognized based on the net present value of the expected cash flow after installation to direct customers in the United States and Japan or after shipment to international distributors. Under rental or operating lease arrangements, rental revenue is recognized over the term of the agreement.

The Company generally permits returns of product if such product is returned in a timely matter, in good condition, and through the normal channels of distribution. However, the Company does not accept returns of treatment cards and does not provide rights of return or exchange, price protection or stock rotation rights to any VISX product distributors. Return policies in certain international markets can be more stringent and are based on the terms of contractual agreements with the customers. Allowances for returns are provided for based upon an analysis of the Company’s historical patterns of returns matched against the sales from which they originated. To date, historical product returns have been within the Company’s estimates.

When the Company recognizes revenue from the sale of products, certain allowances known and estimable at time of sale are recorded as a reduction to sales. These items include cash discounts, allowances and rebates. These items are reflected as a reduction to accounts receivable to the extent the customer will or is expected to reduce its payment on the related invoice amounts. In addition, certain items such as rebates provided to customers that meet certain buying targets are paid to the customer subsequent to customer payment. Thus, such amounts are recorded as accrued liabilities. These provisions are estimated based on historical payment experience, historical relationship to revenues and estimated customer inventory levels. To date, historical sales allowances have been within the Company’s estimates.

The allowance for doubtful accounts is determined by analyzing specific customer accounts and assessing the risk of uncollectibility based on insolvency, disputes or other collection issues. In addition, the Company routinely analyzes the different aging categories and establishes allowances based on the length of time receivables are past due (based on contractual terms). A write-off will occur if the settlement of the account receivable is less than the carrying amount or the Company determines the balance will not be collected.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the large number of customers comprising the Company’s customer base, and their geographic dispersion. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s expectations.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management evaluates the need to establish a valuation allowance for deferred tax assets based upon the amount of existing temporary differences, the period in which they are expected to be recovered and expected levels of taxable income. A valuation allowance to reduce deferred tax assets is established when it is “more likely than not” that some or all of the deferred tax assets will not be realized.

In preparing its consolidated financial statements, the Company is required to estimate its income taxes in each jurisdiction in which it operates. This process involves estimating the current liability as well as assessing temporary differences resulting from differing treatment of items for tax and financial accounting purposes. Significant management judgment is required in determining the provision for income taxes and deferred tax assets and liabilities.

Stock-Based Compensation

The Company measures stock-based compensation for option grants to employees and members of the board of directors using the intrinsic value method. The fair value of each option grant for determining the pro forma disclosure impact of stock-based compensation expense is estimated on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions. These assumptions consist of expected dividend yield, expected volatility, risk-free interest rate and expected life.

Under the 2005 Incentive Compensation Plan as approved in the special meeting of stockholders on May 26, 2005, the Company granted restricted stock to employees and members of the board of directors in May 2005. Restricted stock awards are valued based on the market price of a share of non-restricted stock on the grant date and compensation expense is recognized over the vesting period of the restricted stock.

Had compensation expense for the Company’s stock options and employee stock purchase plans been recognized based upon the fair value of awards granted, the Company’s net earnings (loss) would have decreased (increased) to the following pro forma amounts (in thousands, except per share data):

	2005	2004	2003
Net earnings (loss):
As reported:	$(453,197)	$(129,370)	$10,357
Stock-based compensation expense included in reported net earnings (loss), net of tax	834	99	61
Stock-based compensation expense determined under fair value based method, net of tax	(11,800)	(7,117)	(4,939)

Pro forma	$(464,163)	$(136,388)	$5,479

Earnings per share:
As reported:
Basic	$(8.28)	$(3.89)	$0.36

Diluted	$(8.28)	$(3.89)	$0.35

Pro forma:
Basic	$(8.48)	$(4.10)	$0.19

Diluted	$(8.48)	$(4.10)	$0.18

The value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Stock Options			ESPP
	2005	2004	2003	2005	2004	2003
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Expected volatility	36.0%	42.3%	34.8%	35.3%	37.3%	33.9%
Risk-free interest rate	3.8%	3.8%	2.9%	3.9%	1.2%	1.1%
Expected life (in years)	5.0	4.9	4.8	0.5	0.5	0.5
Weighted-average fair value	$14.52	$14.05	$4.87	$9.09	$6.35	$3.83

Research and Development

Research and development costs are charged to expense when incurred.

Acquired In-Process Research and Development

Costs to acquire in-process research and development (IPR&D) projects and technologies which have no alternative future use and which have not reached technological feasibility at the date of acquisition are expensed as incurred (see Note 3).

Comprehensive Income (Loss)

Comprehensive income (loss) encompasses all changes in equity other than those with stockholders and consists of net earnings (loss), foreign currency translation adjustments and unrealized gains/losses on derivative instruments, if applicable.

Recently Adopted and Issued Accounting Standards

In November 2004, Statement of Financial Accounting Standards No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4” (SFAS No. 151), was issued. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect adoption of this standard to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board (FASB) issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123R). SFAS No. 123R supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” (Opinion 25) and its related implementation guidance and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in Statement 123 as originally issued. Under Opinion 25, issuing stock options to employees generally resulted in recognition of no compensation cost. SFAS No. 123R requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the first annual reporting period that begins after June 15, 2005. On March 29, 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 107 (SAB 107) which expresses the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instrument issues under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R in an interim period, capitalization of compensation costs related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R, and disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to adoption of SFAS No. 123R. The Company will adopt SFAS No. 123R in the first quarter of fiscal 2006. As a result of the provisions of SFAS No. 123R and SAB 107, the Company expects the compensation charge under SFAS No. 123R to reduce diluted net income per share by approximately $0.15 to $0.20 per share for fiscal 2006. However, the assessment of the estimated compensation charge is affected by stock prices as well as assumptions regarding a number of complex and subjective variables and the related tax impact. These variables include, but are not limited to, the volatility of the stock price and employee stock option exercise behaviors.

In December 2004, the FASB issued FASB Staff Position No. FSP 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes” (FSP No. 109-1), to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004.” The American Jobs Creation Act (AJCA), introduces a special 9% tax deduction on qualified production activities. FSP No. 109-1 clarifies that this tax deduction should be accounted for as a special tax deduction in accordance with Statement 109. Although FSP No. 109-1 is effective immediately, the Company has not completed the analysis and does not expect to be able to complete the analysis until after Congress or the Treasury Department provides additional clarifying language on the key elements of the provision. Based on the Company’s current analysis, the adoption of FSP No. 109-1 does not have a material impact on its consolidated financial position, results of operations, or cash flows.

In December 2004, the FASB issued FASB Staff Position No. FSP 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP No. 109-2). The AJCA introduces an elected limited time 85% dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FSP No. 109-2 provides accounting and disclosure guidance for the repatriation provision. During the fourth quarter of 2005, the Company elected to repatriate $43.2 million of eligible foreign earnings. Since the Company provides taxes currently on foreign earnings, the election of this provision enabled the Company to realize a tax benefit of $5.7 million during the fourth quarter of 2005.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS No. 154). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS No. 154 is issued. The Company is required to adopt the provisions of SFAS No. 154, as applicable, beginning in fiscal 2006. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial position, results of operations or cash flows.

Note 3: Acquisitions

VISX, Incorporated (VISX)

On May 27, 2005, pursuant to the Agreement and Plan of Merger (Merger Agreement), dated as of November 9, 2004, as amended, by and among AMO, Vault Merger Corporation, a wholly owned subsidiary of AMO, and VISX, AMO completed its acquisition of VISX, for total consideration of approximately $1.38 billion, consisting of approximately 27.8 million shares of AMO common stock, the fair value of VISX stock options converted to AMO stock options and approximately $176.2 million in cash (VISX Acquisition). VISX products include the VISX STAR Excimer Laser System, the VISX WaveScan System and VISX treatment cards. As a result of the VISX Acquisition, the Company became the leader in the design and development of proprietary technologies and systems for laser vision correction of refractive vision disorders.

The VISX Acquisition has been accounted for as a purchase business combination. Under the purchase method of accounting, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values.

The results of operations of the VISX Acquisition have been included in the accompanying consolidated statements of operations from the date of the VISX Acquisition. The total cost of the VISX Acquisition is as follows (in thousands):

Cash consideration to VISX stockholders	$176,167
Fair value of AMO shares issued to VISX stockholders	1,136,605
Fair value of vested VISX stock options	66,580
Direct transaction fees and expenses	15,765
Cash and cash equivalents acquired	(156,765)

Total purchase price	$1,238,352

The above purchase price has been allocated based on the fair values of assets acquired and liabilities assumed.

The purchase price has been allocated as follows (in thousands):

Inventories	$11,918
Accounts receivable, net	39,353
Other current assets	22,129
Property, plant and equipment	3,350
Other non-current assets	8,038
Intangible assets	402,300
In-process research and development	488,500
Goodwill	479,016
Accounts payable	(16,032)
Other current liabilities	(43,957)
Non-current deferred tax liability, primarily related to intangible assets	(156,263)

Net assets acquired	$1,238,352

The purchase price allocation will be finalized in 2006 upon completion of integration activities. Of the $402.3 million of acquired intangible assets, $239.5 million was assigned to developed technology rights that have a weighted-average useful life of approximately 10.1 years, $22.4 million was assigned to customer relationships with a useful life of 5 years and $140.4 million was assigned to the VISX trade name with an indefinite useful life. The amounts assigned to intangible assets were based on management’s estimate of the fair value.

Identification and allocation of value to the identified intangible assets was based on the provisions of SFAS No. 141, “Business Combinations,” (SFAS No. 141). The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The estimates of expected useful lives are based on guidance from SFAS No. 141 and take into consideration the effects of competition, regulatory changes and possible obsolescence. The useful lives of technology rights are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships was estimated based upon the length of the contracts currently in place, probability based estimates of contract renewals in the future and natural growth and diversification of other potential customers, which were considered insignificant. Management considers the VISX trade name to be the leading name in excimer laser vision correction procedures. VISX’s estimated market share of 60 percent demonstrates its commercial success. Management intends to maintain and continue to market existing and new products under the VISX trade name. As management intends to continue to use the VISX trade name indefinitely, an indefinite life was assigned.

Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	VISX historical operating margins

•	Number of procedures and devices VISX has developed and had approved by the FDA

•	VISX market share

•	Contractual and non-contractual relationships with large groups of surgeons and

•	Patents and exclusive licenses held.

A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a leading presence in the excimer laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

The acquired goodwill, which is not deductible for tax purposes, has been allocated to the Americas operating segment.

In-process research and development (IPR&D)

Approximately $488.5 million of the purchase price represents the estimated fair value of projects that, as of the VISX Acquisition date, had not reached technological feasibility and had no alternative future use. The Company recorded $449.2 million of this amount in the second quarter of 2005 and $39.3 million in the third quarter of 2005. The additional charge in the third quarter of 2005 resulted primarily from the completion of the IPR&D valuation. The fair value assigned to IPR&D comprised the following projects (in thousands):

Value of IPR&D Acquired
High Myopia for CustomVue	$14,700
Excimer Laser Improvements	56,200
Presbyopia	417,600

Total	$488,500

The fair value of these projects was determined by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to these projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects ranged from 19.0 to 21.0 percent. The following assumptions underlie the fair value as of the VISX Acquisition date:

•

A high myopia procedure for CustomVue was forecasted to be approved for sale in the U.S. in late 2005. A procedure to treat presbyopia is forecasted to be approved for sale in the U.S. in late 2006. Additional research and development expenses needed prior to expected FDA approval for these procedures are expected to range from $4 million to $6 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S. Forecasted discounted cash flows for each product once launched include estimates for normal sustaining engineering and maintenance R&D;

•	Additional research and development expenses in the range of $8 million to $10 million represent management’s best estimate as to the additional R&D expenses to bring excimer laser system improvements to market. Like the other IPR&D projects, maintenance R&D and sustaining engineering costs were allocated to the forecasted cash flows once commercialized;

•	Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles. These estimates were based on management’s consideration of life cycles for similar products VISX has previously launched, the competitive landscape, and previous success in working with the FDA; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

In September 2005, high myopia CustomVue was approved by FDA.

Pfizer Inc. Surgical Ophthalmic Business

On June 26, 2004, pursuant to a stock and asset purchase agreement dated as of April 21, 2004, the Company completed the purchase of Pfizer Inc.’s surgical ophthalmic business for $450.0 million in cash (Pfizer Acquisition). Pfizer’s surgical ophthalmic business manufactured and marketed surgical devices for the eyes. The Company acquired ophthalmic surgical products and certain manufacturing and research and development facilities located in Uppsala, Sweden, Groningen, Netherlands and Bangalore, India. The products acquired include the Healon line of viscoelastic products used in ocular surgery, the CeeOn and Tecnis intraocular lenses and the Baerveldt glaucoma shunt. The Pfizer Acquisition has been accounted for as a purchase business combination.

The following unaudited pro forma information assumes the VISX Acquisition and the Pfizer Acquisition occurred on January 1, 2004. These unaudited pro forma results have been prepared for informational purposes only and do not purport to represent what the results of operations would have been had the VISX Acquisition and the Pfizer Acquisition occurred as of the date indicated, nor of future results of operations. The unaudited pro forma results for years ended December 31, 2005 and 2004 are as follows (in thousands, except per share data):

	Year Ended December 31, 2005		Year Ended December 31, 2004
Net sales	$1,000,842		$982,834
Net earnings	37,377	(1)	70,603	(2)
Earnings per share:
Basic (3)	$0.57		$1.09
Diluted (4)	$0.54		$1.04

(1)	The unaudited pro forma information for the year ended December 31, 2005 excludes the following non-recurring charges related to the VISX Acquisition: a $488.5 million in-process research and development charge and a $2.0 million charge for the amortization and write-off of debt issuance costs. The unaudited pro forma information also reflects an $11.7 million increase in amortization related to management’s estimate of the fair value of intangible assets acquired as the result of the VISX Acquisition and a $4.7 million increase in interest expense resulting from additional borrowings incurred to fund the cash portion of the VISX Acquisition and related costs and amortization of deferred financing costs. Approximately $11.0 million of merger charges incurred by VISX is not excluded from the unaudited pro forma information for the year ended December 31, 2005.

(2)	The unaudited pro forma information for the year ended December 31, 2004 excludes the following non-recurring charges related to the Pfizer Acquisition: incremental cost of sales of $28.1 million from the sale of acquired inventory adjusted to fair value, a $28.1 million in-process research and development charge, a charge of $6.5 million for the write-off of debt issuance costs, one-time commitment fee and original issue discount, net of the recognition of realized gains on interest rate swaps; and early debt extinguishment costs of $127.2 million. The unaudited pro forma information also reflects a $2.3 million decrease in depreciation and amortization related to the fair value of property, plant and equipment and identifiable intangible assets acquired in the Pfizer Acquisition and a $4.1 million increase in interest expense resulting from the recapitalization to fund the Pfizer Acquisition.

The unaudited pro forma information for the year ended December 31, 2004 also includes a $28.2 million increase in amortization related to management’s estimate of the fair value of intangible assets acquired as the result of the VISX Acquisition and an $11.4 million increase in interest expense resulting from additional borrowings incurred to fund the cash portion of the VISX Acquisition and related costs and amortization of deferred financing costs.

(3)	The weighted average number of shares outstanding used for the computation of basic earnings per share for the year ended December 31, 2005 reflects the issuance of 27.8 million shares of AMO’s common stock to VISX stockholders less the 16.6 million weighted average shares related to the VISX Acquisition already included in basic shares outstanding.

The weighted average number of shares outstanding used for the computation of basic earnings per share for the year ended December 31, 2004 reflects the issuance of 7.0 million shares of AMO’s common stock in the private exchanges of the 3 1/2% Convertible Senior Subordinated Notes less the 3.6 million weighted average shares related to the private exchanges already included in basic shares outstanding. The weighted average number of shares outstanding used for the computation of basic earnings per share for the year ended December 31, 2004 also includes the 27.8 million shares issued to VISX stockholders as the result of the VISX Acquisition.

(4)	The weighted average number of shares outstanding used for the computation of diluted earnings per share for the year ended December 31, 2005 includes the aggregate dilutive effect of approximately 3.3 million shares for stock options and awards, the remaining 3 1/2% Convertible Senior Subordinated Notes and VISX options exchanged for AMO stock options.

The weighted average number of shares outstanding used for the computation of diluted earnings per share for the year ended December 31, 2004 includes the aggregate dilutive effect of approximately 3.6 million shares for stock options and awards, the remaining 3 1/2% Convertible Senior Subordinated Notes and VISX options exchanged for AMO stock options.

Quest Vision Technology, Inc. (Quest)

In June 2005, the Company acquired Quest, an optical medical device research and development company, for approximately $2.5 million. Approximately $2.3 million of the purchase price was expensed as IPR&D in the year ended December 31, 2005, as it represents the estimated fair value of projects that had not reached technological feasibility and had no alternative future use at the date of acquisition. The acquisition of Quest was not material to the historical consolidated financial position, results of operations or cash flows of the Company.

Note 4: Product Rationalization and Business Repositioning

On October 31, 2005, the Company’s Board of Directors approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan also includes organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these product lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with our strategy and strategic business unit organization.

The plan further calls for increasing the Company’s investment in key growth opportunities, specifically the Company’s refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives.

Certain foreign jurisdictions have laws and regulations which require consultations and negotiations with works councils, labor organizations and local authorities. The outcome of these discussions will determine, in part, the restructuring steps to be implemented and the associated cost. Therefore, the final costs of the business repositioning plan may be significantly different from the Company’s initial estimates.

The Company incurred $42.3 million in pre-tax charges during the fourth quarter of 2005 as follows (in thousands):

Business Repositioning Costs Reported In:	Costs Incurred	Cash Payments	Non-Cash Adjustments	Balance at December 31, 2005
Cost of sales - Inventory provisions	$12,585	$—	$(12,585)	$—
Operating Expenses - Severance, relocation and related costs	14,020	(5,241)	—	8,779
Asset write-downs	9,172	—	(9,172)	—
Contractual obligations	2,641	—	—	2,641
Productivity initiatives and brand repositioning costs	3,847	(2,964)	—	883

	29,680	(8,205)	(9,172)	12,303

	$42,265	$(8,205)	$(21,757)	$12,303

Severance, relocation and related costs were incurred for worldwide workforce reductions due to the Company’s discontinuing certain non-core products and infrastructure and process improvements associated with the Company’s productivity initiatives. The majority of the workforce reductions occurred in Japan, the United States and Europe across all business functions. Asset write-downs resulted from the impairment and disposal of long-lived assets from the reduction in expected future cash flows from certain discontinued non-core products and reconfiguration and streamlining of certain facilities. The fair values of impaired assets were based on probability weighted expected cash flows as determined in accordance with SFAS No. 144.

Note 5: Composition of Certain Financial Statement Captions

	December 31,
	2005	2004
	(in thousands)
Trade receivables, net
Trade receivables	$247,849	$196,908
Less allowance for doubtful accounts	9,088	7,443

	$238,761	$189,465

Inventories
Finished products, including consignment inventory of $11,890 and $9,107 in 2005 and 2004, respectively	$66,492	$69,928
Work in process	13,148	6,942
Raw materials	25,180	8,158

	$104,820	$85,028

Property, plant and equipment, net
Land	$8,987	$9,497
Buildings and leasehold improvements	79,502	65,987
Machinery, equipment and furniture	94,819	102,193

	183,308	177,677
Less accumulated depreciation and amortization	67,583	59,038

	$115,725	$118,639

Intangible assets, net

(In thousands)	Useful Life (Years)	December 31, 2005		December 31, 2004
		Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortizing Intangible Assets:
Licensing	3 - 5	$4,590	$(4,113)	$4,590	$(3,983)
Technology rights	8 - 19	348,379	(26,128)	136,165	(5,371)
Trademarks	13.5	14,689	(1,995)	17,440	(946)
Customer relationships	5	22,400	(2,613)	—	—

		390,058	(34,849)	158,195	(10,300)
Nonamortizing Tradename (VISX)	Indefinite	140,400	—	—	—

		$530,458	$(34,849)	$158,195	$(10,300)

The intangible assets balance increased due to the acquired intangible assets as the result of the VISX Acquisition, net of the impact of foreign currency fluctuation. Amortization expense was $26.9 million, $5.6 million and $0.1 million in 2005, 2004 and 2003, respectively, and is recorded in selling, general and administrative in the accompanying consolidated statements of operations. Amortization expense is expected to be $38.6 million in 2006, $37.6 million in 2007 and 2008, $37.4 million in 2009, $34.8 million in 2010 and $169.2 million thereafter. Actual amortization expense may vary due to the impact of foreign currency fluctuations.

Goodwill

Beginning in fiscal 2006, the Company’s reorganized its reportable segments from the historical geographical format to that of the Company’s operating units. As a result, goodwill has also been reallocated to these reportable segments as follows:

	December 31, 2005	December 31, 2004
	(In thousands)
Business segment:
Eye Care	28,817	32,617
Cataract/Implant	317,450	358,733
Laser Vision Correction	479,016	—

	$825,284	$391,350

The increase in goodwill in 2005 is due to goodwill resulting from the VISX Acquisition (see Note 3), partially offset by foreign currency fluctuations.

Note 6: Debt

(In thousands)	Average Rate of Interest	December 31, 2005	December 31, 2004
Convertible Senior Subordinated Notes due 2024	2.50%	$350,000	$350,000
Convertible Senior Subordinated Notes due 2023	3.50%	—	8,600
Convertible Senior Subordinated Notes due 2025	1.375%	150,000	—
Bank term loan	4.50%	—	193,993
Short term borrowings	5.95%	60,000	—

		560,000	552,593
Less current maturities		60,000	1,950

Total debt, net of current portion and short term borrowings		$500,000	$550,643

Senior Credit Facility

On June 25, 2004, the Company amended and restated its senior credit facility to provide a $250.0 million term loan and a $100.0 million revolving credit facility. The amended and restated senior credit facility matures on June 25, 2009. In January

2005, the Company entered into an amendment to the senior credit facility to provide for an increase of $100.0 million in the revolving loan commitments and an additional $100.0 million in term loan commitments. On May 27, 2005, the Company and certain of its subsidiaries, as guarantors thereunder, entered into an amendment to provide for an additional increase of $100.0 million in the revolving loan commitments under the senior credit facility, which amounts were made available to AMO to finance, in part, AMO’s acquisition of VISX, and are available for working capital and other general corporate purposes subject to satisfaction of certain conditions. This amendment also provides for termination of $100.0 million of existing term loan commitment. The amendment increased the revolving loan commitments to $300.0 million. The maturity of the senior credit facility on June 25, 2009 remains unchanged.

During the second quarter of 2005, the Company paid approximately $44.5 million of the term loan. On June 30 2005, the Company paid approximately $0.4 million of the term loan. On July 21, 2005, the Company repaid the balance of its term loan, including approximately $149.1 million of principal and approximately $1.2 million of accrued interest, using the net proceeds from the 1.375% convertible senior subordinated notes (see below) and existing cash. As a result of the repayment of the term loan, the Company wrote off remaining debt issuance costs of approximately $3.8 million in the third quarter of 2005.

On May 27, 2005, the Company borrowed approximately $200.0 million under the senior revolving credit facility to fund the cash portion of the VISX Acquisition. In June 2005, the Company repaid approximately $123.0 million of revolver borrowings with acquired VISX cash.

At December 31, 2005, the Company had $50.0 million borrowings outstanding under the revolving credit facility. Approximately $18.7 million of the revolving credit facility was reserved to support letters of credit issued on the Company’s behalf for normal operating purposes and the Company has approximately $231.3 million undrawn and available revolving loan commitments. At December 31, 2005, the Company had $10.0 million of borrowings outstanding under a short-term loan from Bank of Ireland to an AMO subsidiary, AMO Ireland. This loan was supported by a $10.0 million letter of credit which was part of the $18.7 million of letters of credit noted above. This loan was paid in its entirety on February 21, 2006 and is no longer available for borrowing.

Borrowings under the revolving credit facility, if any, bear interest at current market rates plus a margin based upon the Company’s ratio of debt to EBITDA, as defined. The incremental interest margin on borrowings under the revolving credit facility decreases as the Company’s ratio of debt to EBITDA decreases to specified levels. Under the senior credit facility, certain transactions may trigger mandatory prepayment of borrowings, if any. Such transactions may include equity or debt offerings, certain asset sales and extraordinary receipts. The Company pays a quarterly fee (1.95% per annum at December 31, 2005) on the average balance of outstanding letters of credit and a quarterly commitment fee (0.375% per annum at December 31, 2005) on the average unused portion of the revolving credit facility. The senior credit facility provides that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining specific leverage and coverage ratios. Certain covenants under the senior credit facility may limit the incurrence of additional indebtedness. The senior credit facility prohibits dividend payments. The Company was in compliance with these covenants at December 31, 2005. The senior credit facility is secured by a first priority perfected lien on, and pledge of, all of the combined company’s present and future property and assets (subject to certain exclusions), 100% of the stock of the domestic subsidiaries, 66% of the stock of foreign subsidiaries and all present and future intercompany debts.

3 1/2% Convertible Senior Subordinated Notes Due 2023 (Existing Notes)

On June 24, 2003, the Company issued $140.0 million of Existing Notes due April 15, 2023. Interest on the Existing Notes was payable on April 15 and October 15 of each year, commencing on October 15, 2003. The Existing Notes were convertible into 48.69 shares of AMO’s common stock for each $1,000 principal amount of Existing Notes (conversion price of $20.54 per share), subject to adjustment.

In the quarter ended June 25, 2004, the Company exchanged approximately 5.8 million shares of common stock and approximately $4.6 million in cash for approximately $108.6 million in aggregate principal amount of Existing Notes in privately negotiated transactions with a limited number of holders (Private Exchanges). The Private Exchanges resulted in an aggregate increase of $216.4 million to common stock and additional paid-in capital. Because the Existing Notes were not convertible into equity at the time of the Private Exchanges, a non-cash charge of approximately $107.2 million and a cash charge of approximately $4.6 million were recorded. The $107.2 million non-cash charge was comprised of a charge of $89.1 million representing the difference between the fair value of 5.3 million shares of common stock issued in exchange for the notes and the principal amount of notes exchanged and a charge of $18.1 million representing the fair value of 0.5 million shares of common stock issued as a premium. The $4.6 million cash charge represented cash issued as a premium. The Company also recorded a charge of approximately $3.2 million for the write-off of the pro-rata portion of capitalized debt related costs. During the remainder of 2004, the Company exchanged approximately 1.2 million shares of common stock for approximately $22.8 million in aggregate principal amount of Existing Notes. These exchanges resulted in an increase of $27.6 million to common stock and additional paid-in capital. A non-cash charge of $4.5 million representing the fair value of shares issued as a premium was recorded. During the last half of 2004, the Company also prepaid $55.0 million of the term loan. As a result of the exchanges and the partial repayment of the term loan, the Company recorded a charge of $1.9 million for the write-off of the pro-rata portion of capitalized debt related costs.

In the second quarter of 2005, the Company exchanged 160,695 shares of common stock for $3.0 million aggregate principal amount of the Existing Notes in a privately negotiated transaction. The exchange resulted in an increase of $3.5 million to common stock and paid-in capital. A non-cash charge of $0.5 million representing the fair value of shares issued as a premium was recorded. In the fourth quarter of 2005, the Company exchanged 291,760 shares of common stock and approximately $0.4 million in cash for $5.6 million aggregate principal amount of the Existing Notes in privately negotiated transactions. The exchange resulted in an aggregate increase of $6.6 million to common stock and paid-in capital. A non-cash charge of $1.2 million and a cash charge of $0.2 million representing the fair value of shares issued as a premium were recorded.

2 1/2% Convertible Senior Subordinated Notes Due 2024 (Notes)

On June 22, 2004, the Company issued $350.0 million of Notes due July 15, 2024. Interest on the Notes is payable on January 15 and July 15 of each year, commencing on January 15, 2005. The Notes are convertible into 19.9045 shares of AMO’s common stock for each $1,000 principal amount of Notes (conversion price of approximately $50.24 per share), subject to adjustment. The Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

•	during any fiscal quarter commencing after September 24, 2004, if the closing sale price per share of AMO’s common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter;

•	during the five business days after any five consecutive trading day period in which the trading price of the Notes for each day was less than 95% of the conversion value of the Notes; provided that holders may not convert their Notes in reliance on this provision after July 15, 2019, if on any trading day during such trading period the closing sale price per share of AMO’s common stock was between 100% and 130% of the then current conversion price. This conversion tenure represents an embedded derivative. However, based on the de minimis value associated with this feature, no value was assigned at issuance and at December 31, 2005;

•	upon the occurrence of specified ratings events with respect to the Notes. This conversion feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2005;

•	if the Notes have been called for redemption;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate events.

Upon conversion, the Company has the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock.

The Company may redeem some or all of the Notes for cash, on or after January 20, 2010, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to but excluding the redemption date.

The Notes contain put options, which may require the Company to repurchase all or a portion of the Notes on January 15, 2010, July 15, 2014, and July 15, 2019 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the repurchase date. The Company may choose to pay the repurchase price in cash, shares of common stock or a combination of cash and shares of common stock.

Under the indenture for the Notes, the Company may irrevocably elect to satisfy in cash the conversion obligation with respect to the principal amount of the Notes and the Company made such election prior to December 31, 2004. As such, any future dilutive effect of the Notes will be calculated under the net share settlement method. As a result of this election, the Company also is required to satisfy in cash its obligations to repurchase any Notes that holders may put to the Company on January 15, 2010, July 15, 2014 and July 15, 2019.

Beginning with the six-month interest period commencing January 15, 2010, holders of the Notes will receive contingent interest payments during any six-month interest period if the trading price of the Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the Notes. The contingent interest payable will equal 0.25% of the average trading price of $1,000 principal amount of Notes during the five trading days immediately preceding the first day of the applicable six-month interest period. This contingent interest payment feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2005 and 2004.

On or prior to January 15, 2010, upon the occurrence of a fundamental change, under certain circumstances, the Company will pay a make whole premium on Notes converted in connection with, or tendered for repurchase upon, the fundamental change. The make whole premium will be payable, in the same form of consideration into which the Company’s common stock has been exchanged or converted, on the repurchase date for the Notes after the fundamental change, both for Notes tendered for repurchase and for Notes converted in connection with the fundamental change. The amount of the make whole premium, if any, will be based on the Company’s stock price on the effective date of the fundamental change. This make whole premium feature represents an embedded derivative. However, based on the de minimis value associated with this feature, no value has been assigned at issuance and at December 31, 2005 and 2004.

The Company utilizes a convertible bond pricing model and a probability weighted valuation model, as applicable, to determine the fair values of the embedded derivatives noted above.

The proceeds from the June 2004 term loan and a portion of the net proceeds from the Notes aggregating $450.0 million were used to fund the Pfizer Acquisition. In addition, approximately $80.8 million of the net proceeds from the Notes were used to consummate the June 2004 tender offer to purchase the remaining $70.0 million aggregate outstanding principal amount of the Company’s 9 1/4% senior subordinated notes and pay the related premium and consent fees. As a result of the purchase of the 9 1/4% senior subordinated notes, the Company recorded a charge of approximately $10.8 million for the premium and consent fees paid and a net gain of $0.7 million for the write-off of capitalized debt related costs and recognition of the realized gain on interest rate swaps.

1.375% Convertible Senior Subordinated Notes Due 2025 (Senior Subordinated Notes)

On July 18, 2005, the Company issued $150.0 million of Senior Subordinated Notes due July 1, 2025. Interest on the Senior Subordinated Notes is payable on January 1 and July 1 of each year, commencing on January 1, 2006. The Senior Subordinated Notes are convertible into 21.0084 shares of AMO’s common stock for each $1,000 principal amount of the Senior Subordinated Notes (conversion price of approximately $47.60 per share), subject to adjustment. The Senior Subordinated Notes may be converted, at the option of the holders, into cash or under certain circumstances, cash and shares of AMO’s common stock at any time on or prior to the trading day preceding June 1, 2011, subject to prior redemption or repurchase only during the specified periods under the following circumstances:

•	during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Senior Subordinated Notes for each day of such measurement period was less than 103% of the conversion value, which equals the product of the closing sales price of AMO’s common stock and the conversion rate then in effect. This conversion feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the Senior Subordinated Notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance and at December 31, 2005;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate events.

On and after June 1, 2011, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the Senior Subordinated Notes will be convertible into cash and, if applicable, shares of AMO’s common stock regardless of the foregoing circumstances.

With respect to each $1,000 principal amount of the Senior Subordinated Notes surrendered for conversion, the Company will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the Senior Subordinated Notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the Senior Subordinated Notes to be converted is greater than the principal return, an amount in shares equal to such aggregate conversion value, less the principal return.

The Company may redeem some or all of the Senior Subordinated Notes for cash, on or after July 6, 2011, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the redemption date.

The Senior Subordinated Notes contain put options, which may require the Company to repurchase in cash all or a portion of the Senior Subordinated Notes on July 1, 2011, July 1, 2016, and July 1, 2021 at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the repurchase date.

Beginning with the six-month interest period commencing July 1, 2011, holders of the Senior Subordinated Notes will receive contingent interest payments during any six-month interest period if the trading price of the Senior Subordinated Notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the Senior Subordinated Notes. The contingent interest payable will equal 0.25% of the average trading price of $1,000 principal amount of the Senior Subordinated Notes during the five trading days immediately preceding the first day of the applicable six-month interest period. This contingent interest payment feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the Senior Subordinated Notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value was assigned at issuance and at December 31, 2005.

On or prior to July 1, 2011, upon the occurrence of a fundamental change, under certain circumstances, the Company will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of the Senior Subordinated Notes in connection with such fundamental change transactions. The amount of additional shares will be determined based on the price paid per share of AMO’s common stock in the transaction constituting a fundamental change and the effective date of such transaction. This make whole premium feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the Senior Subordinated Notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance and at December 31, 2005.

On July 21, 2005, the Company repaid the balance of its term loan, including approximately $149.1 million of principal and approximately $1.2 million of accrued interest, using the net proceeds from the Senior Subordinated Notes and existing cash.

As of December 31, 2005, the aggregate maturities of total long-term debt of $500.0 million are due after 2010.

Note 7: Financial Instruments

In the normal course of business, the Company’s operations are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that may include the use of derivative financial instruments to economically hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

The Company enters into derivative financial instruments with major financial institutions that have at least an “A” or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote.

Interest Rate Risk Management

At December 31, 2005, the Company’s debt is comprised primarily of domestic borrowings of which $500.0 million is fixed rate debt and $60.0 million is variable rate debt.

In July 2004, the Company entered into an interest rate swap agreement, which effectively converted the interest rate on $125.0 million of term loan borrowings from a floating rate to a fixed rate. This interest rate swap qualified as a cash flow hedge and would have matured in July 2006. In April 2005, the Company terminated the interest rate swap. Upon termination, the Company received approximately $0.8 million and included the related net gain of approximately $0.5 million, which includes the accrued but unpaid net amount between the Company and the swap counterparty, as a component of accumulated other comprehensive income in the second quarter of 2005. As a result of the repayment of the term loan in July 2005, the gain on the interest rate swap of $0.8 million was fully recognized as a reduction to the interest expense in the third quarter of 2005. At December 31, 2005, there are no outstanding interest rate swaps.

In 2002, the Company entered into two interest rate swap agreements, which effectively converted the interest rate on $150.0 million of the 9  1/4% senior subordinated notes from a fixed to a floating rate and converted the interest rate on $50.0 million of term loan borrowings from a floating to a fixed rate. The interest rate swaps had maturity dates beginning in 2005 and qualified as either fair value or cash flow hedges. Changes in fair value of the interest rate swap agreement qualifying as a cash flow hedge were recorded in other comprehensive income to the extent such changes were effective and as long as the cash flow hedge requirements were met. In May 2003 and October 2002, the Company realized the value of the interest rate swaps qualifying as fair value hedges. The Company received an aggregate of approximately $14.8 million, of which approximately $6.3 million represented the net settlement of the accrued but unpaid amount between the Company and the swap counterparties. The remaining amount of approximately $8.5 million was recorded as an adjustment to the carrying amount of the 9  1/4% senior subordinated notes as a premium and was being amortized over the remaining life of the 9  1/4% senior subordinated notes. At December 31, 2003, after recognizing a pro-rata portion of the gain upon repurchase of a portion of the 9  1/4% senior subordinated notes, the unamortized gain on these interest rate swaps was $3.5 million. As a result of the June 2004 repurchase of the remaining 9  1/4% senior subordinated notes, the remaining unamortized gain on the interest rate swaps was fully recognized.

In May 2003, the Company terminated the interest rate swap qualifying as a cash flow hedge. The Company paid approximately $2.4 million and included the related loss of approximately $2.3 million as a component of accumulated other comprehensive income. As a result of the prepayment of the term loan in June 2003, the loss on the interest rate swap was fully recognized as interest expense.

Foreign Exchange Risk Management

The Company enters into foreign exchange option and forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business operations. Accordingly, the Company enters into contracts which change in value as foreign exchange rates change to economically offset the effect of changes in value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign exchange option and forward contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. These derivative instruments are not designated as accounting hedges.

The Company uses foreign currency option contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company’s business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen and the euro. The foreign exchange forward contracts are entered into to protect the value of foreign currency denominated monetary assets and liabilities and the changes in the fair value of the foreign currency forward contracts were economically designed to offset the changes in the revaluation of the foreign currency denominated monetary assets and liabilities. These forward contracts are denominated in currencies which represent material exposures. The changes in the fair value of foreign currency option and forward contracts are recorded through earnings as “Unrealized (gain) loss on derivative instruments” while any realized gains or losses on expired contracts are recorded through earnings as “Other, net” in the accompanying consolidated statements of operations. Any premium cost of purchased foreign exchange option contracts are recorded in “Other current assets” and amortized over the life of the options.

The following table provides information about our foreign currency derivative financial instruments outstanding as of December 31, 2005 and 2004, respectively. The information is provided in U.S. dollar amounts, as presented in our consolidated financial statements.

	December 31, 2005		December 31, 2004
	Notional Amount	Average Contract or Strike Rate	Notional Amount	Average Contract or Strike Rate
	(in $ millions)		(in $ millions)
Foreign currency forward contracts:
Receive US$/Pay Foreign Currency:
Swedish Krona	$31.5	7.94	—	—
U.K. Pound	5.2	1.72	—	—
Swiss Franc	1.5	1.31	—	—
Pay US$/Receive Foreign Currency:			—	—
Japanese Yen	3.0	117.45	—	—
Euro	5.9	1.19	—	—
Canadian Dollar	3.4	1.17	—	—
Australia Dollar	2.9	0.73	—	—

Total Notional	$53.4

Estimated Fair Value	$—

Foreign currency purchased put options:
Japanese Yen	$66.2	117.83	$67.3	114.40
Euro	40.2	1.18	56.9	1.15
Foreign currency sold call options:
Japanese Yen	60.0	106.60	—	—
Euro	43.0	1.26	—	—

Total Notional	$209.4		$124.2

Estimated Fair Value	$1.1		$0.1

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of the Company’s exposure to market loss. The estimate of fair value is based on applicable and commonly used prevailing financial market information as of December 31, 2005 and 2004, respectively. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The impact of foreign exchange risk management transactions on income was a net realized loss of $2.0 million, $1.9 million and $2.5 million in 2005, 2004 and 2003, respectively, which are recorded in “Other, net” in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

At December 31, 2005 and 2004, the Company’s financial instruments included cash and equivalents, trade receivables, accounts payable and borrowings. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of long-term debt was estimated based on quoted market prices at year-end.

The carrying amount and estimated fair value of the Company’s financial instruments at December 31 were as follows (in thousands):

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Current portion of long-term debt and short-term borrowings	$60,000	$60,000	$1,950	$1,950
Long-term debt	500,000	527,653	550,643	590,104

Note 8: Related Party Transactions

Prior to June 29, 2002, the Company entered into several agreements with Allergan in connection with, among other things, transitional services, employee matters, manufacturing and tax sharing. These agreements generally required the Company to indefinitely indemnify Allergan from liabilities related to the business contributed to AMO.

The transitional services agreement set forth charges generally intended to allow Allergan to fully recover the allocated costs of providing certain services, plus all out-of-pocket expenses, except that AMO paid to Allergan a commission related to AMO products that were sold by Allergan during the transition period. The Company recovered costs from Allergan in a similar manner for services provided by AMO. All transitional services under the transitional services agreement have terminated.

Under the manufacturing agreement, which ended on June 29, 2005, Allergan manufactured certain eye care products and VITRAX viscoelastics from the date of the June 29, 2002 spin-off. The Company purchased these products from Allergan at a price equal to Allergan’s fully allocated costs plus 10%. During 2005, 2004 and 2003, the Company purchased $41.9 million, $89.3 million and $77.0 million, respectively, of product from Allergan. On an annual basis, a pricing “true up” calculation was performed during the first calendar quarter. This “true up” calculation was based upon the actual volume of products shipped by Allergan to AMO during the preceding year versus the forecasted volume submitted by AMO that was used to calculate the invoiced prices. During the year, the Company periodically reviewed the volume of purchases and accrued for estimated shortfalls, if any. The Company received $0.8 million from Allergan in October 2005 as the final “true-up” amount for the six months ended June 29, 2005.

The following table summarizes the charges from Allergan for the above-mentioned transitional services for 2005, 2004 and 2003 (in thousands):

	2005	2004	2003
Selling, general and administrative expenses, net of $921 and $1,165 charged to Allergan	$—	$(198)	$1,884
Research and development	—	185	465
Manufacturing “true up” payment (receipt), net	(637)	233	(629)

As of December 31, 2005, an interest-free relocation loan of $0.5 million, collateralized by real property, was outstanding from the chief executive officer. The principal amount of the loan is payable upon the earlier to occur of (a) 60 days following the chief executive officer’s termination of employment; (b) the date of the sale or other transfer of the property or (c) July 3, 2007. This relocation loan is evidenced by a promissory note dated July 3, 2002, prior to the adoption of the Sarbanes-Oxley Act of 2002.

Note 9: Income Taxes

The Company’s income before provision for income taxes was generated from the United States and international operations as follows:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Earnings (loss) before income taxes:
U.S.	$(497,583)	$(105,537)	$976
Foreign	57,286	(15,679)	16,286

Earnings (loss) before income taxes	$(440,297)	$(121,216)	$17,262

The Company’s provision for income taxes consists of the following:

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Income tax expense:
Current
U.S. federal	$130	$8,780	$5,741
Foreign	17,846	15,739	6,877
U.S. state and Puerto Rico	28	372	3,643

Total current	18,004	24,891	16,261

Deferred:
U.S. federal	(903)	(13,286)	(11,002)
Foreign	(3,062)	(2,665)	2,833
U.S. state and Puerto Rico	(1,139)	(786)	(1,187)

Total deferred	(5,104)	(16,737)	(9,356)

Total	$12,900	$8,154	$6,905

The reconciliations of the U.S. federal statutory tax rate to the Company’s effective tax rate are as follows:

	Year Ended December 31,
	2005	2004	2003
Statutory rate of tax expense	35.0%	35.0%	35.0%
State taxes, net of U.S. tax benefit	0.3	1.5	5.6
In-process research and development charges	(39.0)	(8.1)	—
Convertible note exchanges	(0.1)	(31.2)	—
Other permanent items	2.4	(1.5)	3.3
Foreign income, including U.S. tax effect of foreign earnings and dividends, net of foreign tax credits	(2.1)	—	(6.2)
Net change in valuation allowance	0.4	(1.5)	2.0
Other	0.3	(0.9)	0.3

Effective tax rate	(2.8)%	(6.7)%	40.0%

Temporary differences and carryforwards, which give rise to a significant portion of deferred tax assets and liabilities at December 31, 2005 and 2004, were as follows:

	As of December 31,
	2005	2004
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$23,265	$5,298
Reserves and accrued expenses	6,854	8,440
Capitalized expenses	204	488
Intercompany profit in inventory	12,281	6,451
Net benefit on foreign earnings, including foreign tax credits	26,220	23,038
Federal and State tax credits	3,691	2,516
Inventory reserves and variances	4,932	4,140
Fixed assets, net of accumulated depreciation	—	236
All other	5,123	4,944

	82,570	55,551
Less: valuation allowance	(7,913)	(8,239)

Total deferred tax asset	74,657	47,312

Deferred tax liabilities
Capitalized intangible assets	175,420	35,644
Fixed assets, net of accumulated depreciation	1,104	—
All other	1,775	988

Total deferred tax liabilities	178,299	36,632

Net deferred tax asset (liability)	$(103,642)	$10,680

In 2005, deferred taxes were provided for U.S. federal and state income taxes and anticipated foreign withholding taxes on undistributed earnings of non-U.S. subsidiaries.

As of December 31, 2005, the Company has approximately $50.0 million and $8.2 million of federal and various state tax net operating losses, respectively, available for carryforward that will begin to expire in 2014. The Company also has approximately $18.6 million of various foreign net operating losses available for carryforward that will begin to expire in 2013 if not utilized. A valuation allowance has been provided on certain foreign tax loss carry forwards ($5.6 million) and certain U.S. long-term deferred tax assets ($2.3 million) as ultimate utilization is uncertain.

In addition, as of December 31, 2005, the Company has approximately $12.7 million of foreign tax credit carryforwards that will begin to expire in 2014. Based on the Company’s position that all foreign earnings will be taxed in the U.S. and the projected future earnings of the Company’s foreign subsidiaries, management believes it is “more likely than not” that the Company will realize the benefit of these foreign tax credits.

As of December 31, 2005, the Company has approximately $1.5 million in federal research and development credits which will begin to expire in 2020. In addition, the Company has approximately $2.2 million in various state credits which will begin to expire in 2010.

The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. At December 31, 2005 management believes that it is “more likely than not” that it will realize the benefit of its deferred tax assets. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in the applicable taxing jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings. The change in valuation allowance in 2005 related primarily to the establishment of valuation allowances on net operating losses in foreign jurisdictions as well as the write-off of valuation allowances and associated deferred tax assets with respect to withholding taxes on undistributed earnings where the withholding is no longer anticipated to be incurred.

The American Jobs Creation Act of 2004 (the “Act”), signed into law in October 2004, allowed companies to elect to repatriate cash into the United States in 2005 at a special, temporary effective tax rate of 5.25 percent. On December 6, 2005, the Board of Directors approved management’s plan for reinvestment and repatriation of specific foreign earnings under the Act. The Company repatriated $43.2 million under the provisions of the Act. Since the Company provides taxes currently on foreign earnings, the election of this provision enabled the Company to realize a tax benefit of $5.7 million in the fourth quarter of 2005.

During 2005, the Company realized final adjustments to accrued, pre-spin-off taxes attributable to our business and payable to Allergan pursuant to a pre-spin tax sharing agreement. These adjustments included a $1.4 million benefit from the resolution of a discrete item in the third quarter, which was recorded in the income tax provision.

The Company records a liability for potential tax assessments based on its estimate of the potential exposure. New laws and new interpretations of laws and rulings by tax authorities may affect the liability for potential tax assessments. Due to the subjectivity and complex nature of the underlying issues, actual payments or assessments may differ from estimates. To the extent the Company’s estimates differ from actual payments or assessments, income tax expense is adjusted. The Company’s income tax returns in several locations are being examined by the local taxation authorities. Management believes that adequate amounts of tax and related interest, if any, have been provided for any adjustments that may result from these examinations.

Note 10: Employee Retirement and Other Benefit Plans

Pension and Postretirement Benefit Plans

The Company sponsors defined benefit pension plans in Japan and in certain European countries.

Components of net periodic benefit cost under the Japan and European pension plans in 2005, 2004 and 2003 were as follows (in thousands):

	2005	2004	2003
Service cost	$1,822	$1,815	$1,380
Interest cost	471	467	366
Expected return on plan assets	(207)	(197)	(111)
Amortization of transition amount	—	2	3
Amortization of prior service cost	63	63	59
Recognized net actuarial loss	—	36	22

Net periodic benefit cost	$2,149	$2,186	$1,719

The weighted-average assumptions used to determine net periodic benefit costs were as follows:

	2005	2004	2003
Discount rate:
Japan	2.00%	1.80%	1.80%
European plans	5.25%	5.50%	5.50%
Expected return on plan assets:
Japan	2.5%	3.00%	3.00%
European plans (unfunded plans)	N/A	N/A	N/A
Rate of compensation increase:
Japan	3.00%	3.00%	3.00%
European plans	3.00%	3.30%	3.30%

Components of the change in benefit obligation, change in plan assets and funded status for the Company’s defined benefit pension plans for December 31, 2005, and 2004 were as follows (in thousands):

	2005	2004
Change in benefit obligation:
Benefit obligation, beginning of period	$16,170	$14,875
Service cost	1,822	1,815
Interest cost	471	467
Actuarial (gain) loss	2,665	(1,504)
Benefits paid	(166)	(385)
Impact of foreign currency translation	(2,354)	902

Benefit obligation, end of period	$18,608	$16,170

Change in plan assets:
Fair value of plan assets, beginning of period	$8,041	$5,919
Actual return on plan assets	1,348	312
Company contribution	1,848	1,811
Benefits paid	(166)	(385)
Impact of foreign currency translation	(1,252)	384

Fair value of plan assets, end of period	$9,819	$8,041

Funded status of plans	(8,789)	(8,129)
Unrecognized net actuarial loss	1,799	395
Unrecognized prior service cost	340	458
Fourth quarter contributions	517	502

Accrued benefit cost	$(6,133)	$(6,774)

The funded status of the pension benefits presented was measured as of September 30. The Company adopted this measurement date to conform to its internal cost management systems. Assumptions used in determining benefit obligations are as follows:

	2005	2004
Discount rate:
Japan	2.00%	2.00%
European plans	4.25%	5.25%
Rate of compensation increase:
Japan	3.00%	3.00%
European plans	3.50%	3.00%

The accumulated benefit obligation for the defined benefit plans was $12.8 million and $11.3 million at December 31, 2005 and 2004, respectively.

There are no assets in the European plans. The Japan pension plan asset allocation as of the measurement date (September 30) and the target asset allocation, presented as a percentage of total Japan pension plan assets, were as follows:

	2005	2004	Target Allocation
Equity securities	51.4%	47.8%	45-55%
Debt securities	42.5%	47.8%	45-55%
Real estate	0.0%	0.0%	0%
Other	6.1%	4.4%	5-10%

Total	100.0%	100.0%

As of September 30, 2005, the Japan plan assets are invested using a passive investment strategy. Asset allocations and investment performance is reviewed by the Benefits Committee with a view to ensuring that sufficient liquidity will be available to meet expected cash flow requirements.

The expected long-term rate of return on plan assets assumption is based on numerous factors including historical rates of return, long-term inflation assumptions, current and future financial market conditions and expected asset allocation.

The Company expects to contribute $11.1 million to its defined benefit plans in 2006.

The following estimated future benefit payments are expected to be paid in the years indicated (in thousands):

Year	Amount
2006	$254
2007	275
2008	300
2009	630
2010	347
2011-2015	4,454

Savings and Investment Plan

AMO employees in the U.S. and Puerto Rico are eligible to participate in the Advanced Medical Optics, Inc. 401(k) Plan (the Plan). Under the Plan, participants’ contributions, up to 8% of compensation, qualify for a 50% Company match. Participants are immediately vested in their contributions and are 100% vested in Company contributions after three years of service. The Company also provides an annual profit sharing contribution. Participants vest ratably over five years in the Company’s profit sharing contributions. The Company contributed $6.7 million, $5.4 million and $4.6 million in 2005, 2004 and 2003, respectively, to the Plan.

Note 11: Common Stock

The Company has an incentive compensation plan that provides for the granting of stock options, restricted stock, restricted stock unit and other stock-based incentive awards to directors, employees and consultants. Options granted to employees become exercisable 25% per year beginning twelve months after the date of grant and have a ten year term. The Company measures stock-based compensation for option grants to employees using the intrinsic value method. Restricted stock awards are valued based on the market price of a share of non-restricted stock on the grant date. No compensation expense has been recorded for stock-based incentive plans other than for restricted stock awards. A total of 5,000,000 shares of common stock have been authorized for issuance under the incentive compensation plan.

During 2005, the Company granted 104,272 shares of restricted stock and restricted stock units to certain directors and employees. Compensation expense recognized for restricted stock awards was $1.2 million in 2005.

During 2004 and 2003, the Company granted 8,047 and 11,833 shares, respectively, of restricted stock to certain directors in lieu of annual cash retainers. Compensation expense recognized for the restricted stock awards was $0.2 million and $0.1 million in 2004 and 2003, respectively.

The following is a summary of stock option activity:

	2005		2004		2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	5,734,466	$15.64	5,069,348	$10.56	5,005,513	$9.78
Options granted	5,726,028	28.39	1,269,300	33.67	864,000	14.18
Options exercised	(2,306,174)	17.96	(490,111)	10.08	(425,841)	8.92
Options canceled	(295,914)	30.32	(114,071)	14.24	(374,324)	10.48

Outstanding, end of year	8,858,406	$22.79	5,734,466	$15.64	5,069,348	$10.56

Exercisable, end of year	5,890,209	$19.28	2,558,433	$10.05	1,603,165	$9.16

The following table summarizes information regarding options outstanding and options exercisable at December 31, 2005:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$5.00—$9.99	2,339,382	5.51	$8.76	1,884,991	$8.71
$10.00—$17.99	1,619,579	5.85	13.82	1,300,330	13.82
$18.00—$27.99	1,239,274	5.51	24.28	1,212,774	24.38
$28.00—$33.99	1,865,191	7.77	32.46	1,060,784	31.51
$34.00—$42.00	1,794,980	8.62	38.09	431,330	37.56

The Company has two employee stock purchase plans (ESPP) for eligible employees to purchase shares of the Company’s common stock at 85% of the lower of the closing price of the Company’s common stock on the first or last day of the six-month purchase period. Under the ESPP, employees can authorize the Company to withhold up to 10% of their compensation during any offering period for common stock purchases, subject to certain limitations. A total of up to 4,867,235 shares of common stock have been reserved for issuance under the ESPP. During 2005, 143,808 shares of common stock were issued under the ESPP for an aggregate purchase price of $4.4 million. During 2004, 171,212 shares of common stock were issued under the ESPP for an aggregate purchase price of $3.1 million. During 2003, 230,120 shares of common stock, including 12,708 shares of treasury stock, were issued for an aggregate purchase price of $2.2 million. As of December 31, 2005, employee withholdings under the ESPP aggregated $0.7 million.

On June 24, 2002, the Company adopted a stockholders’ rights plan to protect stockholders’ rights in the event of a proposed or actual acquisition of 15% or more of the outstanding shares of the Company’s common stock. As part of this plan, each share of the Company’s common stock carries a right to purchase one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, subject to adjustment, which becomes exercisable only upon the occurrence of certain events. The rights are subject to redemption at the option of the Board of Directors at a price of $0.01 per right until the occurrence of certain events. The rights expire on June 24, 2012, unless earlier redeemed or exchanged by the Company.

Note 12: Earnings Per Share

Basic earnings per share is calculated by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by adjusting net earnings and the weighted average outstanding shares, assuming the conversion of all potentially dilutive convertible securities, stock options and stock purchase plan awards. Due to the net loss, basic and diluted earnings per share are the same for the years ended December 31, 2005 and 2004.

The table below presents the computation of basic and diluted earnings (loss) per share for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands, except per share amounts)
Basic and diluted net earnings (loss)	$(453,197)	$(129,370)	$10,357

Basic common shares outstanding	54,764	33,284	29,062
Effect of dilutive securities:
Stock options and awards	—	—	582

Diluted common shares outstanding	54,764	33,284	29,644

Basic earnings (loss) per share	$(8.28)	$(3.89)	$0.36

Diluted earnings (loss) per share	$(8.28)	$(3.89)	$0.35

For 2005, the dilutive effect of stock options and stock purchase plan awards of approximately 2,674,000 shares and the dilutive effect of the 3  1/2% convertible senior subordinated notes of approximately 290,000 shares have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive. For 2004, the dilutive effect of stock options and stock purchase plan awards of approximately 2,125,000 shares and the dilutive effect of the 3  1/2% convertible senior subordinated notes of approximately 3,559,000 shares have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive. For 2003, the dilutive effect of the 3  1/2% convertible senior subordinated notes of approximately 1,704,000 shares has been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive.

The Company will settle in cash the principal amount of the 2  1/2% convertible senior subordinated notes and the 1.375% convertible senior subordinated notes. In addition, there were no potentially diluted common shares associated with the 2  1/2% convertible senior subordinated notes and the 1.375% convertible senior subordinated notes as the Company’s year end stock price was less than the conversion prices of the notes.

Note 13: Commitments and Contingencies

The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $17.8 million, $20.4 million, and $16.1 million in 2005, 2004, and 2003, respectively.

Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 2005, are as follows: $15.1 million in 2006; $12.0 million in 2007; $7.7 million in 2008; $4.6 million in 2009; $4.0 million in 2010 and $24.5 million thereafter.

In August 2002, the Company entered into an information technology services outsourcing agreement expiring in November 2007. Future annual payments under this agreement are as follows: $3.9 million in 2006 and $3.6 million in 2007.

On December 3, 2003, the Company filed a complaint in the U.S. District Court for the District of Delaware against Alcon, Inc. and Alcon Laboratories, Inc. for infringement of U.S. Patent Nos. 5,700,240 (Barwick Patent) and 6,059,765 (Cole/Sutton Patent). The Company alleged that Alcon’s “Infiniti” and “Series 20000 Legacy” phacoemulsification machines infringe the patents. The Company sought damages and a permanent injunction. The trial of this matter began on April 25,

2005 and concluded on May 6, 2005. The jury found both of AMO’s patents to be valid and infringed by Alcon, and awarded AMO $94.8 million in damages. The jury further found that Alcon had willfully infringed both of AMO’s patents. On June 21, 2005, a bench trial was conducted by the Court to determine if the Company had sufficiently marked the Company’s equipment with the patent numbers and to determine if Alcon had waived any argument relating thereto. On December 16, 2005, the Court ruled that the Company did not sufficiently mark its patents and reduced the jury award from $94.8 million to $71.3 million. However, the Court further ruled that Alcon had willfully infringed the Company’s patents and trebled the $71.3 million damage award to $213.9 million. The Court also granted the Company’s request for a permanent injunction on both patents. However, the Court stayed the injunction on the Cole/Sutton Patent pending appeal. On January 20, 2006, judgment was entered including additional damages from March 2005 through December 31, 2005 and interest based thereon, resulting in final damages of $234.5 million. The Court further ordered Alcon to pay all of the Company’s attorney fees and costs, estimated at $4 million. Alcon filed an appeal of the final judgment on January 20, 2006. AMO cross appealed on February 3, 2006. On February, 3, 2006, Alcon filed a motion for a new trial with the U.S. District Court for the District of Delaware. AMO opposed this motion on February 24, 2006.

On January 28, 2004, Alcon Manufacturing, Ltd. filed a complaint against AMO and Allergan, Inc. in the U.S. District Court for the Northern District of Texas, Fort Worth Division, for infringement of U.S. Patent Nos. 4,832,685 and 4,935,005 (Haines Patents). Alcon alleged that AMO’s Prestige and Sovereign phacoemulsification systems and replacement cassettes infringe the patents. Alcon is seeking damages and a permanent injunction. At Alcon’s request, the case has been stayed in Texas while the parties seek re-examination by the U.S. Patent and Trademark Office on the Haines Patents in light of another patent the Company alleges invalidates the Haines Patents.

On January 4, 2005, Dr. James Nielsen filed a complaint against the Company and Allergan, Inc. in the U.S. District Court of the Northern District of Texas, Dallas Division, for infringement of U.S. Patent No. 5,158,572. Dr. Nielsen alleges that the Company’s Array multifocal intraocular lens infringes the patent. He is seeking damages and a permanent injunction. The trial in this matter is scheduled to begin on November 6, 2006.

On August 8, 2005, Alcon Manufacturing, Ltd and Alcon Laboratories, Inc. filed a complaint against the Company in the U.S. District Court for the Northern District of Texas, Fort Worth Division, for infringement of U.S. Patent Nos. 4,921,477 (relating to a surgical irrigation and aspiration system with a dampening device); 5,199,943 (relating to an ultrasonic surgical handpiece); 5,188,589 (relating to a textured sleeve in a phacoemulsification handpiece); and 5,876,016 and 6,109,572 (both of which relate to an apparatus and method to elevate an infusion source in an ophthalmic surgical procedure). Alcon alleged that the Company infringed these patents in the course of selling the Company’s phacoemulsification systems or accessories, and is seeking damages and a permanent injunction. The trial in this matter is scheduled to begin on August 14, 2006.

On September 13, 2005, Alcon Manufacturing, Ltd. filed a complaint against the Company in the U.S. District Court for the Northern District of Texas, Dallas Division, for infringement of U.S Patent No. 5,273,056 relating to the use of a combination of viscoelastics during ophthalmic surgery. Alcon alleged that the Company infringed, contributorily infringed, and/or induced infringement of this patent, and is seeking damages and a permanent injunction.

The Company does not believe, based on current knowledge, that any of the foregoing legal proceedings or claims are likely to have a material adverse effect on its financial position, results of operations or cash flows. However, the Company may incur substantial expenses in defending against third party claims. In the event of a determination adverse to the Company or its subsidiaries, the Company may incur substantial monetary liability, and be required to change its business practices. Either of these could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

While the Company is involved from time to time in litigation arising in the ordinary course of business, including product liability claims, the Company is not currently aware of any other actions against AMO or Allergan relating to the optical medical device business that the Company believes would have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows. The Company may be subject to future litigation and infringement claims, which could cause the Company to incur significant expenses or prevent the Company from selling its products. The Company operates in an industry susceptible to significant product liability claims. Product liability claims may be asserted against AMO in the future arising out of events not known to the Company at the present time. Under the terms of the contribution and distribution agreement affecting the spin-off, Allergan agreed to assume responsibility for, and to indemnify AMO against, all current and future litigation relating to its retained businesses and the Company agreed to assume responsibility for, and to indemnify Allergan against, all current and future litigation related to the optical medical device business.

Note 14: Business Segment Information

The operating segments are segments for which separate financial information is available and upon which operating results are evaluated on a timely basis to assess performance and to allocate resources.

Through 2005, the Company’s reportable segments were based on geographic regions which comprised the Americas, which included North and South America, Europe/Africa/Middle East, Japan and Asia Pacific, which excluded Japan and included New Zealand and Australia. Effective January 1, 2006, the Company’s has reorganized its reportable segments to reflect the way it manages its business, represented by its three business units: Cataract/Implant, Laser Vision Correction and Eye Care. Sales and operating results for the prior period have been conformed to reflect the current period presentation of reportable segments. The cataract/implant segment markets four key products required for cataract surgery – foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. The laser vision correction segment markets laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. Sales of microkeratomes were included in the cataract/implant segment in 2004 and 2003 and were not significant. The eye care segment provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners, contact lens rewetting drops and, in Europe and Asia, contact lenses.

The Company evaluates segment performance based on operating income (loss) excluding certain costs such as business repositioning costs, non-recurring acquisition related costs and stock-based compensation expense. Research and development costs, manufacturing operations and related variances, inventory provision/repricing costs and supply chain costs are managed on a global basis and are considered corporate costs. The Company presents the measure which management believes is determined in accordance with the measurement principles consistent with those used in measuring the corresponding amounts in the consolidated financial statements. Because operating segments are generally defined by the products they manufacture and sell, they do not make sales to each other. Depreciation and amortization, excluding amortization of intangible assets, related to the manufacturing of goods is included in operating income. The Company does not discretely allocate assets to its operating segments, nor does the Company’s chief operating decision maker evaluate operating segments using discrete asset information.

Business Segments

	Net Sales			Operating Income
(In thousands)	2005	2004	2003	2005	2004	2003
Operating segments:
Cataract/Implant	$497,075	$413,422	$306,508	$212,879	$122,267	$65,544
Laser Vision Correction	122,731	—	—	66,375	—	—
Eye Care	300,867	328,677	294,945	106,023	130,008	114,861

Total segments	920,673	742,099	601,453	385,277	252,275	180,405
Manufacturing operations	—	—	—	(17,291)	(20,105)	(9,280)
Research and development	—	—	—	(61,646)	(45,616)	(37,413)
In-process research and development	—	—	—	(490,750)	(28,100)	—)
Business repositioning	—	—	—	(42,265)	—)	—)
Global supply chain	—	—	—	(48,118)	(37,758)	(32,856)
General corporate	—	—	—	(136,534)	(87,674)	(41,322)

Total	$920,673	$742,099	$601,453	$(411,327)	$33,022	$59,534

Depreciation and amortization expense by segment comprised the following (in thousands):

	Depreciation and Amortization
(In thousands)	2005	2004	2003
Cataract/Implant	$7,457	$5,270	$5,644
Laser Vision Correction	2,971	—	—
Eye Care	218	255	194

Total segments	10,646	5,525	5,838
Manufacturing operations	20,717	13,544	4,922
General corporate	20,225	4,547	4,787

Total	$51,588	$23,616	$15,547

Geographic Area Information

	Net Sales
(In thousands)	2005	2004	2003
United States:
Cataract/Implant	$147,563	$134,247	$108,921
Laser Vision Correction	98,524	—	—
Eye Care	56,402	52,635	44,537

Total United States	302,489	186,882	153,458
Americas, excluding United States:
Cataract/Implant	27,937	20,139	15,359
Laser Vision Correction	2,769	—	—
Eye Care	10,904	10,562	9,570

Total Americas, excluding United States	41,610	30,701	24,929
Europe/Africa/Middle East:
Cataract/Implant	192,853	159,917	112,105
Laser Vision Correction	9,817	—	—
Eye Care	95,926	103,806	99,991

Total Europe/Africa/Middle East	298,596	263,723	212,096
Japan:
Cataract/Implant	75,066	62,856	46,370
Laser Vision Correction	2,627	—	—
Eye Care	96,595	128,679	117,743

Total Japan	174,288	191,535	164,113
Asia Pacific:
Cataract/Implant	53,656	36,263	23,753
Laser Vision Correction	8,994	—	—
Eye Care	41,040	32,995	23,104

Total Asia Pacific	103,690	69,258	46,857

Total	$920,673	$742,099	$601,453

The United States information is presented separately as it is the Company’s headquarters country, and U.S. sales represented 32.9%, 25.2% and 25.5% of total net sales for the years ended December 31, 2005, 2004 and 2003, respectively. Additionally, sales in Japan represented 18.9%, 25.8% and 27.3% of total net sales for the years ended December 31, 2005, 2004 and 2003, respectively. No other country, or single customer, generated over 10% of total net sales in the periods presented.

	Property, Plant and Equipment			Other Long-Lived Assets
(In thousands)	2005	2004	2003	2005	2004	2003
United States	$27,759	$23,885	$22,966	$36,131	$27,901	$14,874
Americas, excluding United	629	120	96	2,144	1,817	1,250
Europe/Africa/Middle East	66,017	72,130	27,914	5,980	4,220	3,412
Japan	1,132	1,965	1,930	3,785	4,618	4,863
Asia Pacific	20,188	20,539	15,230	4,433	3,269	2,680

Total	$115,725	$118,639	$68,136	$52,473	$41,825	$27,079

Note 15: Quarterly Results (Unaudited)

	First Quarter	Second Quarter(c)	Third Quarter(d)	Fourth Quarter(e)	Total Year
	(in thousands, except per share data)
2005 (a)
Net sales	$192,519	$227,092	$248,233	$252,829	$920,673
Gross profit	122,080	139,614	160,781	144,873	567,348
Net earnings (loss)	13,826	(438,115)	(31,215)	2,307	(453,197)
Basic earnings (loss) per share	0.37	(9.53)	(0.47)	0.03	(8.28)
Diluted earnings (loss) per share	0.35	(9.53)	(0.47)	0.03	(8.28)
2004 (b)
Net sales	$150,307	$168,741	$198,366	$224,685	$742,099
Gross profit	90,635	104,730	109,472	131,098	435,935
Net earnings (loss)	4,747	(112,541)	(31,708)	10,132	(129,370)
Basic earnings (loss) per share	0.16	(3.67)	(0.89)	0.28	(3.89)
Diluted earnings (loss) per share	0.15	(3.67)	(0.89)	0.26	(3.89)

(a)	Fiscal quarters in 2005 ended on March 25, June 24, September 30 and December 31.

(b)	Fiscal quarters in 2004 ended on March 26, June 25, September 24 and December 31.

(c)	Includes a $451.5 million in-process research and development charge, debt recapitalization related costs of $2.4 million and $4.7 million in charges associated with recent acquisitions and integrations in the second quarter of fiscal 2005.

Includes debt recapitalization related costs of $126.3 million in the second quarter of fiscal 2004.

(d)	Includes a $39.3 million in-process research and development charge, debt recapitalization related charges of $3.8 million, an $8.6 million charge for the termination of a distributor agreement and $9.7 million in charges associated with recent acquisitions and integrations in the third quarter of fiscal 2005 and a $1.4 million benefit from the resolution of a discrete item as the result of final adjustments to accrued, pre-spin-off taxes attributable to the Company’s business and payable to Allergan pursuant to a pre-spin tax sharing agreement.

Includes debt recapitalization related costs of $5.0 million, $2.3 million in charges mostly for termination of a distributor agreement, a $28.1 million in-process research and development charge and a charge of $14.1 million for manufacturing profit capitalized in inventory and expensed in the third quarter of fiscal 2004.

(e)	Includes $42.3 million in charges associated with product rationalization and repositioning initiatives, debt recapitalization related costs of $1.4 million, $4.0 million in charges associated with recent acquisitions and integrations and a tax benefit of $5.7 million for repatriation of foreign earnings in the fourth quarter of fiscal 2005.

Includes debt recapitalization related costs of $2.3 million and a charge of $14.1 million for manufacturing profit capitalized in inventory and expensed in the fourth quarter of fiscal 2004.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Advanced Medical Optics, Inc:

We have completed integrated audits of Advanced Medical Optics, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Advanced Medical Optics, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) which appears in the Advanced Medical Optics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Orange County, California

March 13, 2006, except for Notes 2, 5 and 14, as to which the date is June 2, 2006